Exhibit 2.1
Execution Copy
ASSET PURCHASE AGREEMENT
By and Between
EQUILON ENTERPRISES LLC
d/b/a
SHELL OIL PRODUCTS US
(Seller)
and
TESORO REFINING AND MARKETING COMPANY
(Buyer)
Purchase and Sale of the Shell Los Angeles Refinery and Related Assets
January 29, 2007

4.16	Financial Statements	27
ARTICLE V	BUYER’S REPRESENTATIONS AND WARRANTIES	27
5.01	Organization and Good Standing	27
5.02	Authority	27
5.03	Consents	28
5.04	No Breach, Conflict	28
5.05	Litigation	28
5.06	Brokers	28
5.07	Availability of Funds	28
5.08	Independent Decision	28
ARTICLE VI	COVENANTS AND AGREEMENTS OF SELLER	29
6.01	Access and Information	29
6.02	Conduct of Business	29
6.03	Schedules	31
6.04	Financial Statements	31
6.05	Turnaround Activities	32
6.06	HGU Unit	32
6.07	Easement Access	32
ARTICLE VII	COVENANTS AND AGREEMENTS OF BUYER	32
7.01	Confidentiality	32
7.02	Pre-Closing Access and Inspections	32
7.03	Post-Closing Access	33
7.04	Litigation	33
7.05	Trademarks	33
7.06	Environmental Insurance Policy	34
7.07	Third Party Property	34
ARTICLE VIII	COVENANTS AND AGREEMENTS OF SELLER AND BUYER	34
8.01	HSR	34
8.02	Assignments	34
8.03	Transition Services	35
8.04	Other Governmental Approvals	36
8.05	Other Actions	36
8.06	Collection of Amounts Owed to a Party	36
8.07	Repairs	36
8.08	Payment of Certain Expenses Due and Payable After the Closing Date	37

-ii-

8.09	Relationship of the Parties	37
8.10	Environmental Consents/Waivers/Amendments	38
8.11	Title Policies	38
8.12	POTW PERMIT	38
8.13	Further Assurances	38
ARTICLE IX	TECHNOLOGY TRANSFER	39
9.01	Grants to Intellectual Property	39
9.02	Exclusions to Grant of Section 9.01	39
9.03	Transfer of Intellectual Property	39
9.04	Licensed Technology Rights	39
9.05	Term and Termination	41
9.06	Representations and Warranties	41
9.07	Export Control	41
9.08	Miscellaneous	41
ARTICLE X	EMPLOYEES	42
10.01	Employees and Employee Benefits	42
ARTICLE XI	BUYER’S OBLIGATION TO CLOSE	42
11.01	Compliance with Agreement	42
11.02	Representations and Warranties	42
11.03	Closing Deliverables	42
11.04	Litigation	42
11.05	Governmental Consents	43
11.06	Taking of Purchased Assets	43
11.07	Adverse Change	43
11.08	Environmental Consents/ Waivers/Amendments	43
11.09	Required Consents and Authorizations	44
11.10	Regulatory Approvals	44
11.11	Turnaround Activities	44
11.12	Retail Asset Purchase	44
11.13	Title Policies	44
11.14	Surveys	44
ARTICLE XII	SELLER’S OBLIGATION TO CLOSE	44
12.01	Compliance with Agreement	44
12.02	Representations and Warranties	44
12.03	Closing Deliverables	45

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12.04	Litigation	45
12.05	Governmental Consents	45
12.06	Environmental Consents/Waivers/Amendments	45
12.07	Retail Asset Purchase	45
ARTICLE XIII	INDEMNIFICATION	45
13.01	Buyer’s Indemnification of Seller	45
13.02	Seller’s Indemnification of Buyer	46
13.03	Environmental Indemnifications	47
13.04	Exclusive Remedy	47
13.05	Procedures Relating to Indemnification Between Buyer and Seller	47
13.06	Procedures Relating to Indemnification for Third Party Claims	48
13.07	Losses Net of Insurance	49
13.08	Survival of Representations and Warranties	49
13.09	Limitations on Indemnification	49
13.10	Mitigation	50
13.11	Subrogation	50
ARTICLE XIV	TAXES	50
14.01	Transfer Taxes	50
14.02	Real Property Taxes	51
14.03	Personal Property Taxes	51
14.04	Tax Allocation	51
14.05	Tax Election	51
14.06	Tax Assistance	51
14.07	Operating Taxes	52
14.08	Childhood Lead Poisoning Prevention Fees	52
ARTICLE XV	TERMINATION RIGHTS	52
15.01	Termination	52
15.02	Extended Termination Date	52
15.03	Notice of Termination	53
15.04	Effect of Termination	53
15.05	Specific Performance	53
15.06	Cross Default	54
ARTICLE XVI	MEDIATION/ARBITRATION	54
16.01	Dispute Resolution	54
16.02	Seat of the Arbitration and Governing Law	54

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16.03	Selection and Appointment of Arbitrator(s)	55
16.04	Pre-Hearing Procedure and Disposition	56
16.05	Discovery	56
16.06	Awards and Relief	56
16.07	Effect of Failure to Participate or to Pay Advances of Costs and Fees	57
16.08	Adherence to Time Limits	57
16.09	Interim Measures from the Courts in Aid of Arbitration	58
16.10	Consent to Jurisdiction	58
16.11	Confidentiality	58
16.12	Survival	58
ARTICLE XVII	MISCELLANEOUS	58
17.01	Notices	58
17.02	Governing Law; Submission to Jurisdiction	59
17.03	Publicity	59
17.04	Entire Agreement	60
17.05	Assignment	60
17.06	Amendment and Waiver	60
17.07	Expenses	60
17.08	Schedules	61
17.09	Representation By Counsel	61
17.10	Severability	61
17.11	Bulk Transfer Laws	61
17.12	No Third Party Beneficiaries	61
17.13	Binding Effect	61
17.14	Confidentiality	61
17.15	Counterparts	63

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SCHEDULES

SCHEDULE	DESCRIPTION
1.01A	Blend Plant Personal Property

1.01B	Excluded Assets

1.01C	Excluded Contracts

1.01D	Knowledge Individuals

1.01E	Additional Permitted Encumbrances

1.01F	Personal Property

1.01G	Pipeline Assets

1.01H	Rolling Stock (Rail Cars)

1.01I	Third Party Property

1.01J	Emissions Credits

2.08(a)	Subdivision Map

4.03	Consents

4.04(a)	Refinery Real Property

4.04(b)	SRP Real Property

4.04(c)	LBT Real Property

4.04(d)	Pipeline Easements

4.04(i)	Condemnation Proceedings

4.06	Title Exceptions

4.08	Permits

4.09	Actions and Proceedings

4.10	Contracts and Commitments

4.13	Affiliate Agreements

4.15	Labor Matters

6.03(b)	Schedules to Be Provided

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SCHEDULE	DESCRIPTION
6.05	Turnaround Activities

8.10	Environmental Consents, Waivers and Amendments

9.04(a)	Assignable Licensed Technology Rights

9.04(b)	Non-Assignable Licensed Technology Rights

9.06(b)	Representations and Warranties — Intellectual Property

10.01	Employees

11.09	Closing Consents

14.04	Tax Allocation
EXHIBITS

EXHIBIT	DESCRIPTION
A-l	Inventory Determination Procedures

A-2	Inventory Valuation Methodology

B	Form of Deed for Refinery Real Property and SRP Real Property

C	Form of Assignment and Assumption of LBT Lease

D	Form of Blend Plant Lease

E	Form of Blend Plant Memorandum of Right to Reconveyance

F	Form of Transition Services Agreement

G	Form of HSE Agreement

H	Form of Blend Plant Shared Services Agreement

I	Form of Crude Supply Agreement

J	Form of Product Purchase Agreement

K	Form of Terminalling Agreement

L	Form of Products Exchange Agreement

M	Technology Transfer Agreements

-vii-

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT for the purchase and sale of assets (“Agreement”), is made and entered into as of January 29, 2007, by and between EQUILON ENTERPRISES LLC d/b/a Shell Oil Products US, a Delaware limited liability company (“Seller”), and TESORO REFINING AND MARKETING COMPANY, a Delaware company (“Buyer”).
W I T N E S S E T H:
     WHEREAS, Seller is the owner of a crude oil refinery complex commonly known as the Los Angeles Refinery located in the cities of Los Angeles, California and Wilmington, California;
     WHEREAS, Seller desires to sell or cause the sale of the Purchased Assets, as hereinafter defined; and
     WHEREAS, Buyer desires to buy the Purchased Assets on the terms and conditions contained in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, and subject to the conditions hereinafter set forth, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
     1.01 Definitions. Terms that are defined in Sections other than this Section 1.01 of this Agreement shall have the meanings attributed to them where defined. As used in this Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires:
     “1031 Exchange” has the meaning set forth in Section 14.05.
     “AAA Rules” has the meaning set forth in Section 16.01.
     “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. It is understood that (i) an entity (hereinafter referred to as the “parent entity”) directly “controls” another entity (hereinafter referred to as the “controlled entity”) if the parent entity holds shares or equivalent ownership interest or contractual rights carrying more than fifty percent (50%) of the votes exercisable at a general meeting (or its equivalent) of the controlled entity or the right to appoint a majority of the members of the board of directors (or its equivalent) of the controlled entity, and (ii) a parent entity indirectly “controls” a controlled entity if a series of entities can be specified beginning with the parent entity and ending with the controlled entity such that each entity of the series owns, either directly or through one or more entities in the series, more than a fifty percent (50%) interest in a later entity in the series or otherwise holds (directly or indirectly) the rights with respect to the controlled entity.
Refinery Asset Purchase Agreement

     “Agreement” has the meaning set forth in the preamble.
     “Applicable Law” means any applicable statute, law, ordinance, code (including the Code), rule or regulation of any Governmental Authority and any applicable order, decision, injunction, judgment, award and decree or consent of or agreement with any Governmental Authority.
     “Arbitration Notice” has the meaning set forth in Section 16.01.
     “Assumed Liabilities” has the meaning set forth in Section 2.05(a).
     “Blend Plant Assets” means the Blend Plant Real Property, the Blend Plant Improvements and the Blend Plant Personal Property.
     “Blend Plant Deed” has the meaning set forth in Section 2.08(c).
     “Blend Plant Improvements” means any and all buildings, structures, fixtures or other improvements owned by or leased to Seller that are attached or affixed to the Blend Plant Real Property including blending units, storage tanks, control houses, loading racks and other facilities.
     “Blend Plant Lease” has the meaning set forth in Section 2.08(b)(v).
     “Blend Plant Memorandum of Right to Reconveyance” has the meaning set forth in Section 2.08(e)
     “Blend Plant Personal Property” means the lube oil blend plant located on the Blend Plant Real Property and associated lube truck loading rack and lube tankage and all raw material, intermediate product and finished product inventories, all as more particularly described on Schedule 1.01 A, including furnishings, furniture, computer hardware, telecommunications equipment, fittings, machinery, tools, spare parts, apparatus, tanks, meters, pumps, engines, compressors, pipes, valves, connections, regulators, sewers, appliances, signs and all other articles of tangible personal property of every kind whatsoever in all cases owned by or leased to Seller that in the normal course of business are located on the Blend Plant Real Property or are used in or held for use by Seller primarily in the operations of such blend plant.
     “Blend Plant Real Property” has the meaning set forth in Section 2.08(a)(i).
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized by law to close.
     “Buyer” has the meaning set forth in the preamble.
     “Buyer Indemnified Party(ies)” has the meaning set forth in Section 13.02.
     “Casualty” means damage to or destruction by fire or other casualty to all or any portion of the Refinery.
     “Claim” means a dispute, claim, or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).
     “Claim Notice” has the meaning set forth in Section 13.05.
     “Closing” means the closing of the purchase and sale contemplated hereunder.
Refinery Asset Purchase Agreement

     “Closing Date” means the time and date established for the Closing pursuant to Section 3.01.
     “Closing Date Payment” has the meaning set forth in Section 2.03.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commercial Agreements” means the agreements listed in Section 3.02(c)(vii).
     “Commitments” has the meaning set forth in Section 4.10.
     “Confidentiality Agreement” means that certain Confidentiality Agreement between Seller and Buyer dated August 7, 2006.
     “Confidential Information” has the meaning set forth in Section 17.14(a).
     “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (A) the sale of the Purchased Assets to Buyer; (B) the execution and delivery of the Related Agreements; (C) the performance by the Parties of their respective covenants and obligations under this Agreement; and (D) Buyer’s acquisition and ownership of the Purchased Assets. The term “Contemplated Transactions” does NOT include the transactions contemplated by the Retail Asset Purchase Agreement.
     “Contract” means any contract, agreement, commitment, lease or other obligation or arrangement (whether written or oral), and any responsibility, liability, cost or expense of whatever kind or nature relating to the foregoing in all cases that arise out of, or is incurred in connection with, the ownership or use of the Purchased Assets or the Operations, but excluding any Employee Benefit Plan and any Excluded Contract.
     “Defaulting Party” has the meaning set forth in Section 15.06.
     “Deliverable Items” has the meaning set forth in Section 9.08.
     “Dispute” has the meaning set forth in Section 16.01.
     “DOJ” has the meaning set forth in Section 8.01.
     “Effective Time” has the meaning set forth in Section 3.03.
     “Electing Party” has the meaning set forth in Section 14.05.
     “Emissions Credits” means those emissions credits described on Schedule 1.01J.
     “Employee” has the meaning set forth in Section 10.01(c) on Schedule 10.01.
     “Employee Benefit Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive or deferred compensation, severance, termination, retention, supplemental unemployment benefit, premium reduction, mortgage assistance, employee loan, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, funded or unfunded, registered or unregistered, that provides or may provide benefits or compensation in respect of any Employee or the beneficiaries or dependents of any such Employee or under which any Employee is
Refinery Asset Purchase Agreement

or may become eligible to participate or derive a benefit and that is or has been established, maintained or contributed to by Seller or its Affiliates.
     “Employment Commencement Date” means the Effective Time, except that in the case of any Transferred Employee who is an Inactive Employee at the Effective Time, “Employment Commencement Date” shall mean the date, if ever, on which such Transferred Employee returns to active employment in the Operations.
     “Equipment” means all furnishings, furniture, computer hardware, telecommunications equipment, fittings, machinery, refining process units, tools, spare parts, apparatus, tanks, meters, pumps, engines, compressors, pipes, valves, connections, regulators, sewers, appliances, signs and all other articles of tangible personal property of every kind whatsoever (excluding Improvements), in all cases owned by or leased to Seller, that in the normal course of business are located on the Real Property or are used in or held for use by Seller primarily in the Operations.
     “ERISA” has the meaning set forth in Section 10.04(a) on Schedule 10.01.
     “Excluded Assets” means those assets described on Schedule 1.01B.
     “Excluded Contracts” means those contracts described on Schedule 1.01C.
     “Field Inspector” has the meaning set forth in Section 2.06(b).
     “Field Inspector Report” has the meaning set forth in Section 2.06(b)
     “Financial Statements” has the meaning set forth in Section 6.04.
     “Force Majeure Event” means any (l)fire, explosion, casualty or accident; (2) act of God, including epidemic, hurricane, tornado, earthquake, cyclone or flood; (3) war, revolution, civil commotion, act of enemies, blockade, or embargo; or (4) other similar occurrences or acts beyond the reasonable control of a Party, which act or occurrence shall make it impossible for the Party concerned to carry out the obligations of such Party under this Agreement (but lack of financial ability shall not be a Force Majeure Event).
     “FTC” has the meaning set forth in Section 8.01.
     “Governmental Authority” means the United States and any foreign, state, county, city or other political subdivision and any department, commission, board, bureau, agency, commission, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof and any self-regulatory organization, such as a securities exchange.
     “HGU Unit” means that certain 15 million standard cubic foot per day hydrogen generation unit located on the Refinery Real Property including the unit boiler, steam turbine generator, surface condenser and related equipment and all alterations or additions thereto and modifications or replacements thereof.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
     “HSE Agreement” has the meaning set forth in Section 3.02(c)(iv).
     “HSE Claim” has the meaning set forth in the HSE Agreement.
Refinery Asset Purchase Agreement

     “HSE Law” has the meaning as set forth in the HSE Agreement.
     “HSE Permit” has the meaning set forth in the HSE Agreement.
     “Hydrocarbon Inventories” means all hydrocarbon inventories owned by Seller as of the Effective Time for use in or resulting from the Operations including each of the following as of the Effective Time (i) all crude oil, blendstock, feedstock and intermediate petroleum products owned by Seller and that are located at the Refinery as of the Effective Time (in each case which shall be measured and valued for all purposes of this Agreement in accordance with Exhibits A-l and A-2) or, to the extent previously agreed in writing by the Parties, that are in transit to the Refinery or held in off-site storage as of the Effective Time but excluding hydrocarbons in process units or in interconnecting lines at the Refinery; (ii) all refined and intermediate product inventories, including petroleum coke and sulfur; and (iii) all additives (excluding additives used by Seller in finished products); but in all cases excluding all finished and unfinished products that have left the Refinery and are en route to any customer (including Seller’s Affiliate(s)) where title has passed to the customer. Hydrocarbon Inventories shall include tank bottoms and heels.
     “Improvements” means any and all buildings, structures, fixtures or other improvements owned by or leased to Seller that are attached or affixed to the Refinery Real Property, the SRP Real Property or the LBT Real Property including process units, storage tanks, control houses, office buildings, laboratory facilities, warehouses, boiler houses, power plants, waste water treatment facilities and other similar facilities (but excluding improvements comprising the Blend Plant Improvements).
     “Inactive Employee” means any Employee not actively at work in the Operations at the Effective Time on account of (1) illness or injury, occupational or otherwise, except where the Employee’s return to work from such illness or injury is reasonably expected at the Effective Time within twelve (12) months of onset of illness or injury, or (2) military service.
     “Indemnified Party” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, held harmless or defended pursuant to this Agreement including a Buyer Indemnified Party and a Seller Indemnified Party.
     “Indemnifying Party” shall refer to the Party having the obligation to indemnify, defend and hold harmless pursuant to this Agreement.
     “Inspector” has the meaning set forth in Section 2.06(c).
     “Intellectual Property” means intellectual and similar property of every kind and nature that is being used in the Operations as of the Effective Time (i) that was licensed by Texaco Inc. and certain of its Affiliates, or Shell Oil Company and certain of its Affiliates to Seller on a non-exclusive basis for Seller’s Use and for which Seller enjoys a right to grant a sublicense to a purchaser of the Purchased Assets or (ii) that is owned by Seller and that Seller has a right to grant a non-exclusive license to Use including patents, patent applications and divisions, continuations, continuations-in-part, extensions and reissues of same, inventions, invention disclosures, copyrights, including registrations and applications to register copyrights, moral rights, formulae, processes, engineering data, designs, know-how, show-how, confidential or proprietary technical information and trade secrets or other similar data or information and Software, but excluding Trademarks.
     “Interim Period” means the period of time from the date of this Agreement until the earlier of the Closing or the termination hereof.
Refinery Asset Purchase Agreement

     “Inventories” means the Hydrocarbon Inventories and the Non-Hydrocarbon Inventories.
     “Inventory Balance” has the meaning set forth in Section 2.06(d).
     “Inventory Deposit” has the meaning set forth in Section 2.06(a).
     “Inventory Notice Date” has the meaning set forth in Section 2.06(c).
     “Inventory Statement” has the meaning set forth in Section 2.06(c).
     “Inventory Value” has the meaning set forth in Section 2.06(c).
     “Judgments” means any judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or other Governmental Authority.
     “Kinder Morgan Pipeline Histories” means Seller’s rights to capacity on the Kinder Morgan product system to the extent such rights arise directly out of Seller’s historic use of such system, subject to applicable rules on file with appropriate Regulatory Agencies including FERC and CPUC, as follows:
Shell Colton Terminal — Seller’s line time shipping history consideration on the Kinder Morgan system to the Shell Colton Terminal required to support all volumes associated with the “Purchased Premises” and the “Open Dealer Premises” as such terms are defined in the Retail Asset Purchase Agreement, as determined by 2006 pipeline receipt and lifting patterns.
Shell San Diego Terminal — Seller’s line time shipping history consideration on the Kinder Morgan system to the Shell San Diego Terminal required to support all volumes associated with the “Purchased Premises” and the “Open Dealer Premises” as such terms are defined in the Retail Asset Purchase Agreement, as determined by 2006 pipeline receipt and lifting patterns.
     “Known” “Knowledge” or “To the Knowledge of” or “Within the knowledge of” means in the case of Seller, the actual knowledge after reasonable due inquiry of the indicated individuals listed on Schedule 1.01D and, in the case of Buyer, the actual knowledge after reasonable due inquiry of the indicated individuals listed on Schedule 1.01D. For the avoidance of doubt, none of the individuals listed on Schedule 1.01D is personally making any representations or warranties herein.
     “LBT Lease” means that certain Lease dated October 18, 1966 by and between the City of Long Beach and Texaco, Inc., as amended and extended, related to the lease of the LBT Real Property.
     “LBT Real Property” means the tract(s) (or parcel(s)) of land described on Schedule 4.04(c).
     “Licensed Technology Rights” means intellectual and similar property of every kind and nature, except Intellectual Property, licensed by third parties to Seller or its Affiliates before the Effective Time, for the Operations including patents, patent applications and divisions, continuations, continuations-in-part, extensions and reissues of same, inventions, invention disclosures, copyrights, including registrations and applications to register copyrights, moral rights, formulae, processes, engineering data, designs, know-how, show-how, confidential or proprietary technical information and trade secrets or other similar data or information and Software, but excluding all Trademarks.
     “Liens” means any and all liens, mortgages, charges, pledges, security interests, burdens, easements, rights of way, zoning ordinances, mineral exceptions, rights of first offer, rights of first
Refinery Asset Purchase Agreement

refusal, purchase options or other encumbrances of any nature whatsoever, including such as has arisen under any Contracts.
     “Long Beach Terminal” means the docking terminal at the LBT Real Property for the loading or unloading of crude oil or products, all Improvements thereon and all other related Personal Property.
     “Losses” means any and all costs, Claims, losses (but excluding lost profits except to the extent awarded to a non-Affiliate third party), liabilities, fines, penalties, obligations (including corrective and remedial obligations), damages (but excluding any indirect, special, punitive, exemplary and consequential damages other than such damages as may be awarded to a non-Affiliate third party), and expenses (including reasonable legal fees and expenses and reasonable fees and expenses of other consultants, in each case as may be incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder).
     “Material Adverse Effect” means the result of any act(s), omission(s), conduct, occurrence(s), condition(s) or situation(s), or any combination thereof, if the same have or could reasonably be expected to, individually or in the aggregate, (a) result in Losses with respect to the value of the Purchased Assets in excess of One Million Dollars ($1,000,000), or (b) if not quantifiable, materially impair the ownership or use of the Purchased Assets or the Operations, each taken as a whole.
     “Mediation Notice” has the meaning set forth in Section 16.01.
     “Non-Hydrocarbon Inventories” means the non-hydrocarbon inventories owned by Seller as of the Effective Time for use in the Operations consisting of (i) chemicals and catalyst inventories located at the Refinery, (ii) any precious metals and other non-hydrocarbon inventories located at the Refinery and held primarily for use in the Operations, and (iii) the stores inventories, including maintenance and capital spares, joints, valves and parts are located (A) at the Refinery and used primarily in the Operations, (B) at any off-site storage facility and used exclusively in the Operations or (C) at any off-site storage facility used in the Operations and at Seller’s other facilities to the extent that such off-site stores inventories can be allocated among the Refinery and Seller’s other facilities in a manner that is fair and equitable.
     “Non-Represented Employee” has the meaning set forth in Section 10.01(b) on Schedule 10.01.
     “Obligations” means any duties, responsibilities, liabilities and obligations, costs and expenses of whatever kind and nature, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether based in common law or statute or arising under Contract or by action of any Government Authority or otherwise.
     “Operations” means those activities conducted by Seller in the ordinary course of operating the Refinery including activities associated with the intake of crude oil and the distribution of refined products from the Refinery but excluding activities conducted in the operation of Excluded Assets.
     “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating or company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
     “Party” and “Parties” means each of Seller and Buyer and collectively Seller and Buyer.
Refinery Asset Purchase Agreement

     “Permits” means any permits, temporary permits to construct or operate, licenses, approvals, registrations, rights of way, orders, waivers, variances or other authorizations issued or granted by any Governmental Authority.
     “Permitted Encumbrances” means, with respect to the Purchased Assets, any of the following matters:
     (a) such items as set forth in Schedule 1.01E;
     (b) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to the conduct of the Operations or the operation, repair, construction, improvement or maintenance of the Purchased Assets and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of Operations incidental to the conduct of the Operations or the operation, repair, construction, improvement or maintenance of the Purchased Assets, securing amounts the payment of which is not delinquent and that will be paid by Seller in the ordinary course of Operations or, if delinquent, that are being contested in good faith with any action to foreclose or attach any of the Purchased Assets on account thereof properly stayed; provided, that, Seller shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest, other than amounts which are the obligation of Buyer pursuant to this Agreement;
     (c) any Liens for Taxes not yet delinquent or, if delinquent, that are being contested by Seller or its Affiliates in good faith with any pending action to foreclose any of the Purchased Assets on account thereof properly stayed; provided, that, Seller shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest, other than amounts which are the obligation of Buyer pursuant to this Agreement;
     (d) any Liens created by Law or which arise from leases, easements, rights-of-way or other real property interests for rental or for compliance with the terms of such leases, rights-of- way or other real property interests, provided all payments by Seller of the debt secured is not delinquent or, if delinquent, is being contested by Seller in good faith in the ordinary course of Operations with any action to foreclose or attach any of the Purchased Assets on account thereof properly stayed; provided, that, Seller shall be responsible for, and shall promptly pay or perform when due, all amounts or obligations finally determined to be owed that are the subject of such contest, other than amounts which are the obligation of Buyer pursuant to this Agreement;
     (e) all reservations of record of minerals (without right of surface entry) in and under or that may be produced from any of the lands constituting part of the Real Property or on which any of the Purchased Assets are located, other than mineral reservations that materially interfere with the Operations;
     (f) all easements, rights-of-way and restrictive covenants of record, and all discrepancies, shortages in area, conflicts in boundary lines, encroachments or protrusions, or overlapping of improvements, defects, irregularities and other matters affecting the Real Property or the Improvements which individually or in the aggregate do not (i) have a Material Adverse Effect on the ordinary operations of the Refinery as conducted by Seller on an historical basis for the twelve (12) months prior to the Closing Date or (ii) have a Material Adverse Effect on the value of the Refinery taken as a whole as of the Closing Date;
Refinery Asset Purchase Agreement

     (g) any defect that has been cured by the applicable statutes of limitations or statutes for prescription;
     (h) any defect affecting (or the termination or expiration of) any easement, right-of-way, leasehold interest, license or other real property interest which has been replaced prior to Closing at Seller’s sole cost by an easement, right-of-way, leasehold interest, license or other real property interest of record constituting part of the Purchased Assets covering substantially the same rights to use the land or the portion thereof used by Seller in connection with the Operations;
     (i) rights reserved to or vested in any Governmental Authority to control or regulate any of the Purchased Assets or the Operations and all Applicable Laws of such authorities, including any building or zoning ordinances and all HSE Laws;
     (k) existing leases, licenses and similar agreements to the extent such constitute assumed Contracts;
     (l) the exposure restrictions contained in the deeds attached hereto as Exhibit B;
     (m) the limitations on use of certain parcels of the Real Property for, inter alia, residential, agricultural and day care uses, all as more particularly described in the deeds attached hereto as Exhibit B;
     (n) acts done or suffered to be done by, and judgments against, Buyer and those claiming by, through or under Buyer;
     (o) any agreement or contract entered into by the Parties in accordance with the terms of this Agreement or the Related Agreements; and
     (p) all matters of record as of the date hereof but excluding any monetary Liens, purchase options and rights of first refusal, excepting there from all Taxes and assessment liens which are not yet due and payable and which shall be prorated at the Closing pursuant to Section 14.02.
     “Person” means any individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a Governmental Authority or instrumentality thereof.
     “Personal Property” means the Equipment, Rolling Stock, and other tangible personal property owned or leased by Seller and used or held for use primarily in the Operations (including idle personal property located at the Refinery that has been used primarily in the Operations), as of the Effective Time, including those items set forth in Schedule 1.01F.
     “Pipeline Assets” means (i) those certain intrastate pipelines currently operated by Seller and its Affiliates for the delivery or receipt of feedstock or product to or from the Refinery, whether owned by Seller or any of Seller’s Affiliates, set forth in Schedule 1.01G, and (ii) all related off-site meters and equipment (excluding meters located at Seller’s terminal located in Carson, California).
     “Pipeline Easements” means all easements, licenses and rights of way of Seller described in Schedule 4.04(d).
     “Post-Retirement Funds” has the meaning set forth in Section 10.04(f) on Schedule 10.01.
Refinery Asset Purchase Agreement

     “Processing Unit Real Property” has the meaning set forth in Section 2.08(a)(ii).
     “Purchased Assets” means the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereafter acquired which are primarily used or held for use by Seller at the Refinery, or in connection with the Operations, as the same may exist on the date hereof and on the Closing Date. For the avoidance of doubt, the term “Purchased Assets” includes the Real Property, the Improvements, the Personal Property, the Pipeline Assets, the Refinery Records, the Emissions Credits, the Kinder Morgan Pipeline Histories, and the Inventories, but excludes the Excluded Assets.
     “Purchase Price” has the meaning set forth in Section 2.03.
     “Real Property” means the Refinery Real Property, the SRP Real Property, the LBT Real Property and the Pipeline Easements.
     “Receiving Party” has the meaning set forth in Section 17.14.
     “Refinery” means the crude oil refinery and related equipment and facilities of Seller located on the Real Property including the Improvements. For the avoidance of doubt, the term “Refinery” includes the Long Beach Terminal, the Wilmington Terminal and the Sulfur Plant, and excludes the Blend Plant Assets.
     “Refinery Collective Bargaining Agreement” has the meaning set forth in Section 10.02 on Schedule 10.01.
     “Refinery Real Property” means the tract(s) (or parcel(s)) of land described on Schedule 4.04(a) together with all easements, appurtenances, rights and leases, and other hereditaments appurtenant to such land and all the estates and rights of Seller in and to such land and all other easements, rights of way, licenses and similar rights used exclusively in connection with the Operations, in each case subject to Permitted Encumbrances. For the avoidance of doubt, the Blend Plant Real Property is not included in the definition of “Refinery Real Property” except to the extent appropriate for purposes of Section 2.08.
     “Refinery Records” means all operating records and data in the possession of Seller or any of Seller’s Affiliates and relating primarily to and necessary for the Operations subject to Seller’s record retention policy, including all books, records, cost and pricing information, accounting records, supplier lists and records, training materials and equipment, training records (including certifications), maintenance and inspection reports, equipment lists, repair notes and archives, and technical drawings. Notwithstanding the preceding sentence, “Refinery Records” specifically excludes (i) any of Seller’s or its Affiliates’ business plans, strategies and financial records that address or reflect activities outside of the Operations; (ii) any of Seller’s or its Affiliates’ company minute books and records, Tax Returns or other materials that do not pertain to the Purchased Assets or ongoing day-to-day operation of the Operations; (iii) personnel or medical records for which the Transferred Employee’s written consent to the release of such record is not obtained; (iv) hiring exams for Refinery operators; and (v) materials that are subject to any applicable legal privileges.
     “Related Agreements” means the agreements listed in Section 3.02 and any other agreements or documents executed in connection with or as required under this Agreement but excluding the Retail Asset Purchase Agreement and any agreements or documents executed in connection with or as required under the Retail Asset Purchase Agreement.
Refinery Asset Purchase Agreement

     “Represented Employee” has the meaning set forth in Section 10.01 (a) on Schedule 10.01.
     “Retail Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of even date herewith between Buyer and Seller and relating to the purchase by Buyer from Seller of Seller’s interest in and to approximately 250 retail gasoline stations located in the Southern California region.
     “Retail Closing” has the meaning set forth in Section 11.12.
     “Retained Liabilities” has the meaning set forth in Section 2.05(c).
     “Rolling Stock” means all vehicles, trucks, tractors, trailers, and rail cars, all whether owned, leased or subject to a contract of purchase and sale, or lease commitment, that are primarily used by Seller in the Operations, excluding trucks and trailers used for delivery of refined petroleum products to retail gasoline stations. The rail cars that are included in the term “Rolling Stock” are set forth in Schedule 1.01H.
     “Seller” has the meaning set forth in the preamble.
     “Seller Environmental Policies” has the meaning set forth in Section 7.06.
     “Seller Indemnified Party(ies)” has the meaning set forth in Section 13.01.
     “Seller Threshold Amount” has the meaning set forth in Section 13.09.
     “Severance Benefit” has the meaning set forth in Section 10.04(e) on Schedule 10.01.
     “Software” means computer software including computer programs, applications and databases in any form, including source code and object code, operating systems and specifications, firmware, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats, internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.
     “SRP Real Property” means the tract(s) (or parcel(s)) of land described on Schedule 4.04(b) together with all easements, appurtenances, rights and leases, and other hereditaments appurtenant to such land and all the estates and rights of Seller in and to such land, subject to Permitted Encumbrances.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     “Subdivision Condition” has the meaning set forth in Section 2.08(a)(iii).
     “Sulfur Plant” means the sulfur recovery plant at the SRP Real Property and all related Improvements and Personal Property.
     “Taking” means taken by condemnation or eminent domain or by agreement in lieu thereof with any Person authorized to exercise such rights.
Refinery Asset Purchase Agreement

     “Tax Allocation” has the meaning set forth in Section 14.04.
     “Taxes” means all United States federal, state, local or foreign income, profits, gross receipts, windfall profits, severance, real or personal property, intangible property, occupation, production, franchise, capital gains, employment, withholding, social security (or similar), disability, registration, stamp, payroll, goods and services, alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes imposed pursuant to Chapter 38 of the Code, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions to tax attributable to or imposed on or in respect thereof imposed by any Governmental Authority, whether or not disputed, including all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement.
     “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Taxes.
     “Termination Date” has the meaning set forth in Section 15.01.
     “Title Company” has the meaning set forth in Section 8.11.
     “Title Policies” has the meaning set forth in Section 8.11.
     “Title Policy Exceptions” means, with respect to the Real Property:
     (a) all matters of record as of the date hereof that are set forth in Schedule B of the title commitments for the Title Policies but excluding any monetary Liens, purchase options and rights of first refusal, excepting there from all Taxes and assessment liens which are not yet due and payable and which shall be prorated at the Closing pursuant to Section 14.02;
     (b) all discrepancies, shortages in area, conflicts in boundary lines, encroachments or protrusions, or overlapping of improvements, defects, irregularities and other matters affecting the Real Property or the Improvements which individually or in the aggregate do not (i) have a Material Adverse Effect on the ordinary operations of the Refinery as conducted by Seller on an historical basis for the twelve (12) months prior to the Closing Date or (ii) have a Material Adverse Effect on the value of the Refinery taken as a whole as of the Closing Date;
     (c) existing leases, licenses and similar agreements to the extent such constitute Contracts assumed by Buyer;
     (d) acts done or suffered to be done by, and judgments against, Buyer and those claiming by, through or under Buyer; and
     (e) any agreement or contract entered into by the Parties in accordance with the terms of this Agreement or the Related Agreements.
     “Third Party Claim” has the meaning set forth in Section 13.06(a).
Refinery Asset Purchase Agreement

     “Third Party Property” means improvements, equipment, inventory and any other tangible personal property located on the Real Property as of the Effective Time that arc not owned by or leased or rented to Seller, including those items listed on Schedule 1.011.
     “Trademarks” means with regard to Seller and Shell Trademark Management BV: (i) any and all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, word marks, word mark registrations, word mark applications and trade names owned by Seller or Shell Trademark Management BV, including the name Shell, and the Shell emblem and logos used by or licensed to Seller in connection with any of the Operations; and (ii) the goodwill of the Operations in connection with which such Trademarks have been used.
     “Transferred Employee” has the meaning set forth in Section 10.03(c) on Schedule 10.01.
     “Transition Services Agreement” has the meaning of Section 8.03.
     “TTA” has the meaning of Section 9.01.
     “Turnaround Activities” has the meaning set forth in Section 6.05.
     “Use” or its derivative words means make, use, have made and sell, offer to sell, import, export and reproduce, distribute, publicly perform, publicly display and make a derivative work.
     “USW” has the meaning set forth in Section 10.02 on Schedule 10.01.
     “WARN Act” has the meaning set forth in Section 10.05(a) on Schedule 10.01.
     “Wilmington Collective Bargaining Agreement” has the meaning set forth in Section 10.02 on Schedule 10.01.
     “Wilmington Terminal” means that certain refined products loading rack terminal commonly referred to as the “Wilmington Terminal” which is located on the Refinery Real Property.
     1.02 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:
               (a) All references herein to Articles, Sections, Exhibits and Schedules are to Articles and Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated;
               (b) The headings of the Articles, Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof;
               (c) a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
               (d) In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto, the provisions of the main body of this Agreement shall prevail;
Refinery Asset Purchase Agreement

               (e) Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time;
               (f) Whenever the words “include,” “including.” or “includes” appear in this Agreement, they shall be read as if followed by the words “without limitation” or words having similar import;
               (g) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;
               (h) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;
               (i) A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns;
               (j) A reference to a writing includes a facsimile transmission of it and any means of reproducing of its words in a tangible and permanently visible form;
               (k) A reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
               (1) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
               (m) The term “cost” includes expense and the term “expense” includes cost;
               (n) The word “or” will have the inclusive meaning represented by the phrase “and/or”;
               (o) The phrase “and/or” when used in a conjunctive phrase, means any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it means that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them;
               (p) “Shall” and “will” have equal force and effect;
               (q) Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable on the date in question in Houston, Texas;
               (r) References to “$” or to “dollars” means the lawful currency of the United States of America; and
               (s) All references to “day” or “days” means calendar days unless specified as a “Business Day”.
Refinery Asset Purchase Agreement

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS
     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, convey, transfer and deliver (or make available pursuant to Section 8.02 or ARTICLE IX), or cause such sale, assignment, conveyance, transfer and delivery by Seller’s Affiliates, to Buyer, as of the Effective Time, and Buyer agrees to purchase and take assignment and delivery from Seller as of the Effective Time, of all of Seller’s right, title and interest in and to the Purchased Assets.
     2.2 Excluded Assets. The Purchased Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, Seller (or, as applicable, any Affiliate of Seller) shall retain and not sell, convey, transfer or deliver to Buyer, and Buyer shall not purchase or have any rights in, the Excluded Assets. To the extent that any Excluded Assets remain located at the Refinery or any other owned or leased real property constituting part of the Purchased Assets after the Closing Date, (a) with respect to those Excluded Assets Seller will remove from the Refinery, Buyer shall grant to Seller and its Affiliates and their respective representatives reasonable access to such property from and after the Closing Date for a reasonable period of time not to exceed one hundred-eighty (180) days to permit Seller and such persons to review and remove such Excluded Assets and make any other appropriate arrangements with respect thereto, and (b) with respect to those Excluded Assets that will remain at the Refinery, Buyer and Seller will enter into appropriate access agreements (pursuant to Section 7.03) for Seller’s access to such Excluded Assets. Seller agrees that it will consult with Buyer in advance of taking any such actions following the Closing Date with a view towards establishing a mutually agreeable plan for such review and removal so that these actions will not unreasonably interfere with the normal operation of the Refinery.
     2.3 Purchase Price. In consideration for the Purchased Assets and the assets sold and purchased pursuant to the Retail Asset Purchase Agreement: Buyer shall pay and perform the following (collectively, the “Purchase Price”):
          (A) Pay ONE BILLION SIX HUNDRED THIRTY MILLION DOLLARS ($1,630,000,000) (the “Closing Dale Payment”), subject to adjustment pursuant to Section 2.07: plus
          (B) Pay the purchase price for the Hydrocarbon Inventory which shall be determined and paid pursuant to Section 2.06; plus
          (C) Assume and agree to pay and perform and discharge when due the Assumed Liabilities as more particularly set forth in Section 2.05(a).
     2.4 Method of Payment. All amounts to be disbursed pursuant to the terms of this Agreement shall be made in immediately available U.S. funds, by wire transfer (i) to a U.S. bank account designated by Seller or by any other means acceptable to Seller if payable to Seller and (ii) to a U.S. bank account designated by Buyer or by any other means acceptable to by Buyer if payable to Buyer.
     2.5 Assumed Liabilities and Retained Liabilities.
               (a) As of the Effective Time, Buyer shall, without any further action on the part of Buyer or Seller, assume and agree to pay, perform and discharge when due, subject to the other provisions of this Agreement and the Related Agreements, each of the following Obligations
Refinery Asset Purchase Agreement

(collectively, the “Assumed Liabilities”) (provided that the Assumed Liabilities shall not include the Retained Liabilities):
          (i) all Obligations to the extent arising out of, incurred in connection with or related to the ownership or use of the Purchased Assets or the operation of the Refinery after the Effective Time (excluding all Obligations related to or arising from HSE Laws which are addressed in the HSE Agreement); and
          (ii) all Obligations of Seller or any of its Affiliates to the extent arising out of, incurred in connection with or related to the Contracts (excluding the Excluded Contracts) but only such Obligations for goods or services received by or on behalf of Buyer after the Effective Time or are otherwise performable on or after the Effective Time.
               (b) Buyer is not assuming, nor shall Buyer be deemed to have assumed, any Obligation of Seller or its Affiliates of any kind or nature whatsoever, except as expressly provided in this Section or as otherwise expressly provided for in this Agreement or in the Related Agreements. Without limiting the forgoing, Buyer is not assuming Contracts or Obligations that by their terms are not assignable to Buyer except that the process described in Section 8.02(b) shall be followed where permitted.
               (c) Seller shall retain and agree to pay, perform and discharge when due, subject to the other provisions of this Agreement and the Related Agreements, all Obligations of Seller not specifically assumed by Buyer herein (excluding all Obligations related to or arising from HSE Laws which are addressed in the HSE Agreement) (collectively, the “Retained Liabilities”).
     2.06 Hydrocarbon Inventory.
               (a) Seller shall make a good faith estimate five (5) Business Days prior to the Closing Date of the estimated value of the Hydrocarbon Inventory as of such date and provide a copy thereof to Buyer setting forth the ownership, types, characteristics and volumes, on a tank, trunk, pipeline or other location basis, of all Hydrocarbon Inventory. Seller shall value the Hydrocarbon Inventory in accordance with the measurement procedures set forth in Exhibit A-l and in accordance with the valuation procedures set forth in Exhibit A-2. Buyer shall be permitted to have representatives present to observe any measurements taken by Seller. At the Closing, Buyer shall pay Seller an amount (the “Inventory Deposit”) equal to 90% of such estimated Inventory Value as reasonably estimated by Seller five (5) Business Days prior to the Closing Date.
               (b) An independent inspector (the “Field Inspector”) shall be engaged by agreement of Seller and Buyer. The Field Inspector shall measure the Hydrocarbon Inventory as of Effective Time at the respective locations of the Hydrocarbon Inventory on the Closing Date. The Hydrocarbon Inventory shall be measured by the Field Inspector in accordance with the procedures set forth in Exhibit A-l. The Field Inspector shall issue a written report (the “Field Inspector Report”) to both Buyer and Seller within ten (10) Business Days after the Closing Date setting forth the volumes and quantities of the Hydrocarbon Inventory as of the Effective Time. The fees and expenses of the Field Inspector shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.
               (c) As soon as practicable, but in any event no later than ten (10) days following receipt of the Field Inspector Report, Seller shall cause to be prepared and delivered to Buyer a statement, together with supporting calculations and information (the “Inventory Statement”) setting forth the volume of the Hydrocarbon Inventory as measured by the Field Inspector as of the Effective Time and the value of the Hydrocarbon Inventory (the “Inventory Value”), which shall be determined in
Refinery Asset Purchase Agreement

accordance with the procedures set forth in Exhibit A-2. Buyer shall give Seller notice of its acceptance of or objection to the computations in the Inventory Statement no later than twenty (20) days following its receipt of the Inventory Statement (the date of Seller’s receipt of such acceptance or rejection, or the expiration of such 20 day period with no notice having been given, shall be the “Inventory Notice Date”). If Buyer fails to give such notice before the end of such twenty (20) day period, then the Inventory Statement will be deemed final and binding upon the Parties. If Buyer gives such notice to Seller of Buyer’s objection within such twenty (20) days, and Buyer and Seller are unable to resolve the issues in dispute within seven (7) days after delivery of such notice of objection, each of Buyer’s and Seller’s positions with respect to the computation of the Inventory Value will be submitted to an independent and qualified party mutually selected by the Parties (the “Inspector”) such as an accounting firm or independent inspector, for final resolution. If the computation of the Inventory Value is submitted to the Inspector for resolution, (x) each Party will furnish to the Inspector such work papers and other documents and information relating to the disputed issues as the Inspector may request and are available to that Party, and will be afforded the opportunity to present to the Inspector any material relating to such issues and to discuss the same with the Inspector; (y) the Inspector’s determination or computation of the Inventory Value shall be binding and conclusive on the Parties and will be deemed to be the final Inventory Value (and judgment thereupon may be entered in any court having jurisdiction over the Party against which the same is sought to be enforced); and (z) the fees and expenses of the Inspector for such determination will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.
               (d) If the sum of the Inventory Value minus the Inventory Deposit (the “Inventory Balance”) is greater than zero, then Buyer shall pay to Seller, without offset or deduction, an amount equal to the Inventory Balance by wire transfer of immediately available funds to such account or accounts of Seller, as may be designated by Seller. If the amount of the Inventory Balance is less than zero, then Seller shall pay to Buyer, without offset or deduction, an amount equal to such deficit by wire transfer of immediately available funds to such account or accounts of Buyer, as may be designated by Buyer. All such undisputed amounts shall be paid by the relevant Party to the other Party within five (5) Business Days of the Inventory Notice Date. All disputed amounts shall be paid by the relevant Party to the other Party within five (5) Business Days of the resolution of such disputed amounts. All amounts payable pursuant to this Section 2.06 (both disputed and undisputed amounts) shall bear interest from and including the date payment is scheduled to be made to, but excluding, the date of payment at a rate per annum equal to ten percent (10%) for the first thirty (30) days such payment is past due and at a rate per annum equal to fifteen percent (15%) for all subsequent periods such payment is past due, in either event not to exceed the maximum rate permitted by Applicable Law. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.
               (e) Each Party agrees that, following the Closing, it shall not take any actions with respect to the accounting books, records, policies and procedures of itself or its Affiliates that would obstruct or prevent the preparation of the Inventory Statement as provided in this Section 2.06. From the Closing through the final determination of the Inventory Value in accordance with this Section 2.0.6, (i) Seller shall provide Buyer with access at all reasonable times to the personnel and working papers utilized in determining the Inventory Statement for purposes of confirming Seller’s calculation of same and (ii) Seller and Buyer shall provide one another access at all reasonable times to the personnel, properties, and books and records of the Refinery for purposes of determining the Inventory Value, including permitting the Parties and their respective advisors to participate in the taking of the physical inventory. The Parties shall cooperate with each other in the preparation of the Inventory Statement, if requested by another Party.
Refinery Asset Purchase Agreement

               (f) Except as expressly set forth in this Section 2.06, Buyer and Seller shall each bear its own expenses incurred in connection with the preparation and review of the Inventory Statement.
     2.07 Closing Adjustments. At the Closing, the amount of the Closing Date Payment payable by Buyer shall be adjusted by the following:
               (a) Reduced by an amount equal to the credit, if any, payable pursuant to Section 8.07(b);
               (b) Increased or reduced, as applicable, by an amount, if any, equal to the pro- ration of lease and rental payments pursuant to Section 8.08(a);
               (c) Reduced by an amount, if any, equal to the pro-ration of property Taxes pursuant to Sections 14.02 and 14.03;
               (d) Increased or reduced, as applicable, as set forth in the Retail Asset Purchase Agreement; and
               (e) Increased or reduced, as applicable, by any other amounts agreed to in writing by the Parties.
     2.08 Conveyance/Re-Conveyance of Blend Plant Property.
               (a) As used in this Agreement, the following terms shall have the meanings set forth below:
          (i) “Blend Plant Real Property” means that certain portion of the Refinery Real Property labeled as “Parcel 1” on the subdivision map set forth in Schedule 2.08(a) that contains the Blend Plant Personal Property together with all easements, appurtenances, rights and leases, and other hereditaments appurtenant to such land and all the estates and rights of Seller in and to said land.
           (ii) “Processing Unit Real Property” means that portion of the Refinery Real Property other than the Blend Plant Real Property. The Processing Unit Real Property is the portion of the Refinery Real Property labeled as “Parcel 2” on the subdivision map set forth in Schedule 2.08(a).
          (iii) “Subdivision Condition” means, and such condition shall be satisfied upon the occurrence of, either (i) the recordation of a map approved by the County of Los Angeles, State of California and any other applicable Governmental Authority that subdivides the Refinery Real Property into two parcels one of which shall consist of the Blend Plant Real Property and the other of which shall consist of the Processing Unit Real Property, or (ii) such other action as may be taken or approved by the County of Los Angeles and any other applicable Governmental Authority that allows the land comprising the Processing Unit Real Property to be conveyed independent of the Blend Plant Real Property, or the Blend Plant Real Property to be conveyed independent of the land comprising the Processing Unit Real Property, without violating the California Subdivision Map Act or any other Applicable Law.
               (b) During the Interim Period, Seller will prepare and file an application with the County of Los Angeles, State of California, or any other applicable Governing Authority to separately
Refinery Asset Purchase Agreement

plat the Blend Plant Real Property and the Processing Unit Real Property. Buyer shall have the right to review and approve such application prior to filing (such approval not to be unreasonably withheld, conditioned or delayed). Because of certain public notice, hearing and other legal requirements, the platting process may not be completed by the Closing Date, and therefore, the Subdivision Condition may not be satisfied as of the Closing Date. In the event the Subdivision Condition has not been satisfied as of the Closing Date, then, notwithstanding any provision to the contrary contained in this Agreement, the entire Refinery Real Property (including the Blend Plant Real Property) shall be conveyed to Buyer at the Closing, subject, however to the following agreements:
          (i) from and after the Closing, each of Seller and Buyer shall use commercially reasonable efforts and cooperate with each other to facilitate the satisfaction of the Subdivision Condition as soon as practicable thereafter;
          (ii) Seller shall pay any filing fees and other governmental charges associated with completion of the platting process, including any incremental sales, use, transfer or similar Taxes, fees or charges that arise as a result of this Section 2.08, and shall be responsible for paying for and fulfilling any and all conditions to approval imposed by the County of Los Angeles, State of California, or any other applicable Governing Authority in connection with the subdivision;
          (iii) each Party shall promptly take such action, execute such documents, and do so other things as may be reasonably necessary or expedient to complete the platting requirement and satisfy the Subdivision Condition, provided Buyer shall not incur, except as otherwise provided herein, any costs or obligations in connection therewith;
          (iv) Buyer shall have the right to approve, which shall not be unreasonably withheld, conditioned or delayed, any restrictions or commitments that would materially affect Buyer’s use of the Refinery Real Property after the satisfaction of the Subdivision Condition;
          (v) Buyer and Seller shall enter into and execute and deliver a Blend Plant Lease, substantially in the form of Exhibit D (the “Blend Plant Lease”) pursuant to which Buyer shall license the Blend Plant Real Property and lease the Blend Plant Improvements to Seller from the Closing Date until the Subdivision Condition has been satisfied; and
          (vi) the Blend Plant Personal Property will be Excluded Assets and the Blend Plant Real Property and the Blend Plant Improvements will not be Excluded Assets until the Subdivision Condition is satisfied.
               (c) Promptly after the Subdivision Condition has been satisfied, Buyer shall execute and deliver to Seller without additional consideration, and Seller shall accept from Buyer, a grant deed (the “Blend Plant Deed”) covering the Blend Plant Real Property (including the Blend Plant Improvements) in form and content substantially similar to Exhibit B subject only to those matters to which the Blend Plant Real Property was subject on the Closing Date (as modified pursuant to real property rights granted pursuant to Section 2.08(f) and subject to matters created or caused by Seller or any agreement or contract entered into by the Parties pursuant to this Agreement) and such other documents or instruments reasonably requested by Seller to evidence and effect the transfer and assignment to Seller of the Blend Plant Real Property and Blend Plant Improvements. Seller shall pay all recording fees for recording the Blend Plant Deed and such other transfer Taxes and documents.
Refinery Asset Purchase Agreement

               (d) Upon such recording of the Blend Plant Deed, the Blend Plant Lease shall terminate and the Blend Plant Real Property and the Blend Plant Improvements will automatically become Excluded Assets.
               (e) Buyer agrees that it shall not lease the Blend Plant Real Property or the Blend Plant Improvements or grant or create any right, Lien or other encumbrance thereon that cannot and are not removed upon satisfaction of the Subdivision Condition or that are prior to Seller’s right to purchase the Blend Plant Real Property and Blend Plant Improvements. In order to protect Seller’s interest in the Blend Plant Real Property and the Blend Plant Improvements, Buyer shall execute and deliver to Seller at Closing a Memorandum of Right to Reconveyance (the “Blend Plant Memorandum of Right to Reconveyance”), substantially in the form of Exhibit E, to be recorded in the Official records of Los Angeles, California, immediately after the recordation of the Grant Deed that conveys the Refinery Real Property from Seller to Buyer and prior to any monetary Liens created by Buyer.
               (f) Prior to the conveyance of the Blend Plant Real Property to Seller as contemplated hereunder, Buyer and Seller shall grant to each other such easements and rights of way on the Blend Plant Real Property and the Processing Unit Real Property the other party reasonably requests in connection with its ownership and operation of the Processing Unit Real Property and the Blend Plant Real Property, respectively.
                (g)  Buyer and Seller each acknowledge that, subject to Section 2.08(b)(ii), the consideration for the conveyance and re-conveyance of the Blend Plant Real Property and the Blend Plant Improvements has been fully included in the Purchase Price, and that no further consideration shall be paid by Buyer to Seller in the event the Blend Plant Real Property is conveyed to Buyer at the Closing and no further consideration shall be paid by Seller to Buyer upon the re-conveyance of the Blend Plant Real Property and the Blend Plant Improvements upon satisfaction of the Subdivision Condition.
ARTICLE III
CLOSING
     3.01 Place and Time. Subject to the Parties’ satisfaction or waiver of the conditions precedent set forth in ARTICLE XI and ARTICLE XII, the Closing shall take place at 11:00 a.m., Central Time, at the offices of Seller’s counsel at 1301 McKinney, Suite 5100, Houston, TX 77002, on a Business Day that is either five (5) Business Days after the later of (i) the expiration of the waiting period, or any extension thereof (without challenge), provided for in the HSR Act or (ii) completion of the Turnaround Activities as provided pursuant to Section 11.11, or on any later date on or prior to the Termination Date as the Parties may otherwise agree.
     3.02 Transactions and Deliveries at or Prior to Closing.
               (a) At the Closing, Seller shall deliver to Buyer the following:
          (i) duly-executed grant deed(s) for the Refinery Real Property and the SRP Real Property, substantially in the form of Exhibit B, conveying fee simple title to the Refinery Real Property and the SRP Real Property, respectively, subject to the Permitted Encumbrances (in the event the Subdivision Condition has not been satisfied as of the Closing Date then the grant deed for the Refinery Real Property shall include the Blend Plant Real Property);
Refinery Assel Purchase Agreement

          (ii) appropriately executed instruments of sale, assignment, transfer and conveyance evidencing and effecting the sale and transfer to Buyer of the Purchased Assets (it being expressly understood by the Parties, however, that such instruments shall not require Seller or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement or the Related Agreements);
          (iii) a certificate dated as of the Closing Date and signed by an authorized officer of Seller, certifying as to (A) the fulfillment by Seller of the conditions set forth in Sections 11.01 and 11.02 and (B) the non-occurrence, to Seller’s Knowledge, of material adverse changes to the Purchased Assets or the Operations to the extent provided pursuant to Section 11.07;
          (iv) an instrument to transfer and assign to Buyer, effective as of the Closing, the Kinder Morgan Line Histories;
          (v) copies of the resolutions of Seller and each Affiliate that is a party to a Related Agreement, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the Contemplated Transactions and the Related Agreements to which it is a party (in each case to the extent required by such Person’s Organizational Documents);
          (vi) an incumbency certificate, duly executed by an authorized officer of Seller attesting to the due appointment and authorization of individuals signing this Agreement on behalf of Seller, any agreement contemplated hereby or any agreement related to the Contemplated Transactions;
          (vii) a short-form Good Standing Certificate issued by the Secretary of State for the State of Delaware in respect of Seller;
          (viii) a current certificate of Seller’s qualification to do business in California;
          (ix) the affidavit referred to in Section 1445(b)(2) of the Code in customary form;
          (x) copies of all consents and authorizations to assignments of Contracts and Permits, Intellectual Property and Licensed Technology Rights obtained by Seller as contemplated hereunder.
          (xi) grants of Intellectual Property as set forth in ARTICLE IX;
          (xii) any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the Contemplated Transactions (it being expressly understood by the Parties, however, that such instruments shall not require Seller or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as contemplated by this Agreement or the Related Agreements); and
          (xiii) all rights of ownership and possession of the Purchased Assets.
Refinery Asset Purchase Agreement

     (b) At the Closing, Buyer shall deliver to Seller the following:
          (i) the payments specified in Section 2.03;
          (ii) instruments of assumption evidencing and effecting the assumption by Buyer of the Assumed Liabilities and such other documents as are required by this Agreement or the Related Agreements (it being expressly understood by the Parties, however, that such instruments shall not require Buyer or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as contemplated by this Agreement or the Related Agreements);
          (iii) a certificate dated as of the Closing Date and signed by an authorized officer of Buyer, certifying as to the fulfillment of the conditions set forth in Sections 12.01 and 12.02;
          (iv) copies of the resolutions of Buyer and its Affiliate that is a party to a Related Agreement, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party, and the consummation of the Contemplated Transactions to which it is a party (in each case to the extent required by such Person’s Organizational Documents);
          (v) an incumbency certificate, duly executed by authorized officers of Buyer attesting to the due appointment and authorization of individuals signing this Agreement on behalf of Buyer, any agreement contemplated hereby or any agreement related to the Contemplated Transactions;
          (vi) a short-form Good Standing Certificate issued by the Secretary of State for the State of Delaware in respect of Buyer:
          (vii) current certificates of Buyer’s qualification to do business and good standing in California;
          (viii) a resale certificate and any other certificates or instruments necessary for the sale and transfer of the Inventory without any sales, excise or use Taxes of any Governmental Authority all to be in form reasonably satisfactory to Seller; and
          (ix) any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the Contemplated Transactions (it being expressly understood by the Parties, however, that such instruments shall not require Buyer or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as contemplated by this Agreement or the Related Agreements).
                (c) At the Closing, Seller or Seller’s Affiliates and Buyer shall enter into and deliver to each other the following agreements:
          (i) an Assignment and Assumption of Lease, substantially in the form of Exhibit C, assigning and transferring the LBT Lease to Buyer;
           (ii) the Blend Plant Lease, substantially in the form of Exhibit D, in the event the Subdivision Condition has not been satisfied as of the Closing Date;
Refinery Asset Purchase Agreement

          (iii) a Transition Services Agreement, substantially in the form of Exhibit F;
          (iv) an HSE Agreement, substantially in the form of Exhibit G (the “HSE Agreement”);
          (v) a Blend Plant Shared Services Agreement, substantially in the form of Exhibit H;
          (vi) the Blend Plant Memorandum of Right to Reconveyance;
          (vii) each of the following Commercial Agreements:
(A) a Crude Supply Agreement, substantially in the form of Exhibit I;
(B) a Product Purchase Agreement, substantially in the form of Exhibit J;
(C) a Terminalling Agreement, substantially in the form of Exhibit K;
(D) a Products Exchange Agreement, substantially in the form of Exhibit L; and
          (viii) any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the Contemplated Transactions.
               (d) All of the transactions identified in this Section 3.02 shall occur simultaneously, and none shall be deemed completed until all are completed.
     3.03 Possession and Control. Unless otherwise expressly provided for herein, possession and control of operations, risk of loss, and transfer of title to the Purchased Assets from Sellers to Buyer shall be effective as of 11:59:59 p.m. Pacific Time on the Closing Date (the “Effective Time”).
ARTICLE IV
SELLER’S REPRESENTATIONS AND WARRANTIES
Except for matters set forth in the Schedules referred to below, subject to Section 17.08, Seller hereby represents and warrants to Buyer as follows:
     4.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.
     4.2 Authority. Seller has full limited liability company power and authority to execute, deliver and enter into this Agreement, the Related Agreements and the Contemplated Transactions, to
Refinery Asset Purchase Agreement

fully perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement, the Related Agreements and the Contemplated Transactions have been duly authorized by all requisite limited liability company action of Seller and this Agreement, the Related Agreements and the Contemplated Transactions have been duly executed and delivered by Seller and constitute legal, valid and binding agreements of Seller enforceable against Seller in accordance with respective terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws (regardless of whether enforceability is considered in a proceeding at law or in equity).
     4.3 No Breach, Conflict. Except for (i) the HSR Act, (ii) obtaining the consents and waivers set forth in Schedule 4.03, (iii) as otherwise contemplated in this Agreement and in the Related Agreements, and (iv) such consents and waivers that, if not obtained prior to the Effective Time as would not have a Material Adverse Effect, then the execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the Contemplated Transactions and the compliance by Seller with any of the provisions hereof and thereof does not and will not (A) violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any Lien upon the Purchased Assets under any of the terms, conditions or provisions of the Organizational Documents of Seller or under any Contract to which Seller is a party, or by which the Purchased Assets are otherwise bound, (B) violate any Applicable Law to which Seller is subject, or by which Seller or its assets or properties may be bound or (C) require the consent or approval of any third party Person.
     4.4 Real Property.
               (a) Schedule 4.04(a) sets forth a complete and correct legal description of the real property included in the Refinery Real Property.
               (b) Schedule 4.04(b) sets forth a complete and correct legal description of the real property included in the SRP Real Property except for matters as would not have a Material Adverse Effect.
               (c) Schedule 4.04(c) sets forth a complete and correct legal description of the real property included in the LBT Lease except for matters as would not have a Material Adverse Effect.
               (d) Schedule 4.04(d) sets forth a complete and correct description of the easements, licenses and rights of way of Seller uses in the operation of the Pipeline Assets except for matters as would not have a Material Adverse Effect.
               (e) Schedules 4.04(a). 4.04(b). and 4.04(c) list of all the real property used or held for use in the Operations. No portion of the Real Property is leased by or to Seller except as set forth in the LBT Lease and as set forth in Schedule 1.01E.
               (f) All water, sewer, gas, electric, telephone and drainage facilities and all other utilities necessary for the Operations are adequately available to service the Real Property and the Operations (this is not a representation or warranty that such utilities will continue to be available to Buyer after the Closing).
Refinery Asset Purchase Agreement

                    (g) The Real Property (excluding Pipeline Easements) has access to a public street adjoining such Real Property, and such access is not dependent upon any land or other real property interest that is not included in such Real Property.
                    (h) Seller has not received any written notice of any pending or, to Seller’s Knowledge, contemplated special assessment or reassessment of any parcel included in the Real Property that would result in a material increase in the real property Taxes with respect to such parcel excluding any reassessment of the parcels included in the Real Property related to the Contemplated Transactions.
                    (i) Except as set forth in Schedule 4.04(i), there are no pending, or to Seller’s Knowledge, threatened condemnation or eminent domain proceedings or contemplated sales in lieu thereof, involving a partial or total taking of any of the Real Property.
     4.05 Brokers. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finder’s fees or similar compensation with respect to this Agreement, the Related Agreements or the Contemplated Transactions.
     4.06 Title. Except as set forth in Schedule 4.06, Seller has good and indefeasible title to, or a valid leasehold interest in, all of the Purchased Assets, except for Purchased Assets sold, consumed or otherwise disposed of in the ordinary course of business in accordance with the procedures set forth in Section 6.02 and consistent with past practices, free and clear of any Liens, other than Permitted Encumbrances. The Permitted Encumbrances and the matters set forth in Schedule 4.06 do not constitute a Material Adverse Effect.
     4.07 Compliance With Laws. Other than with respect to HSE Laws (which are addressed in the HSE Agreement), the Purchased Assets and the Operations are in compliance with all Applicable Laws, as they are currently enforced, except for violations, non-compliance or other matters, if any, that would not have a Material Adverse Effect.
     4.08 Permits. Schedule 4.08 contains a true and complete list of Seller’s material Permits (excluding HSE Permits) used in connection with the Purchased Assets or the Operations as of the date of this Agreement; provided, however, Seller is not making any representation or warranty that any such Permits can be transferred as of the Effective Time or can be maintained by Buyer from and after the Closing. The Permits set forth in Schedule 4.08 are all of the Permits (excluding HSE Permits) which are necessary for the Operations as of the date of this Agreement except for such Permits with respect to which the failure to possess would not, individually or in the aggregate, have a Material Adverse Effect. Seller has performed all obligations required to be performed by it to date under the Permits set forth in Schedule 4.08, and is not in default under any Obligation of any such Permits, except where such default would not have a Material Adverse Effect.
     4.09 Actions and Proceedings. Except for such matters as would not have a Material Adverse Effect, and except as set forth in the Schedule 4.09:
                    (a) there is no Claim (excluding HSE Claims which are addressed in the HSE Agreement), action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or, to Seller’s Knowledge, any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending, or to Seller’s Knowledge, threatened against Seller or any of Seller’s Affiliates involving or affecting the Purchased Assets or the Operations, and there are no Judgments (excluding Judgments related to HSE Laws which are addressed in the HSE Agreement) outstanding against Seller or any of Seller’s Affiliates relating to or affecting the Purchased Assets; and
Refinery Asset Purchase Agreement

                    (b) no Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or to Seller’s Knowledge any inquiry or investigation, of any nature, civil, criminal, administrative, regulatory or otherwise, in law or in equity, that is pending, or to Seller’s Knowledge, threatened seeking to restrain or prohibit this Agreement, the Related Agreements or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Related Agreements or the Contemplated Transactions.
     4.10 Contracts and Commitments. Schedule 4.10 contains an accurate and complete list of each Contract as of the date of this Agreement but not otherwise listed in Schedule 1.01 C — Excluded Contracts to which Seller or any of its Affiliates is a party and that requires total payments to or by Seller or any of its Affiliates of at least Five Hundred Thousand Dollars ($500,000) annually relating to the Operations or by which any of the Purchased Assets are bound (other than crude contracts, product contracts, and transportation contracts (the “Commitments”). The LBT Lease shall be deemed to be included in the definition of Commitments. Seller has delivered to Buyer accurate and complete copies of all written Commitments, together with all amendments thereto, and accurate descriptions of all material terms of all oral Commitments, set forth in Schedule 4.10. Each Commitment is in full force and effect and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (and to the Knowledge of Seller, against each counterparty thereto), except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as specified in Schedule 4.10, Seller is not, nor, to Seller’s Knowledge, is any other party thereto, in default under any of the Commitments where such defaults would result in a Material Adverse Effect. Except as specified inSchedule 4.10, Seller has not received written notice of any actual or threatened cancellation or termination of any Commitment from any party thereto. Seller shall be permitted to supplement and amend Schedule 4.10 prior to the Closing with Commitments to which Seller has entered in the normal course of business between the date of this Agreement and the Closing.
     4.11 Condition of Purchased Assets. Subject to the provisions of Section 8.07, the tangible Purchased Assets will be as of the Closing in substantially the same condition and repair,ordinary wear and tear excepted, as of the date of this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE, AND SELLER MAKES NO AND DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED,AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING ANY PURCHASED ASSET’S (I) QUALITY, CONDITION, OR OPERABILITY,(II) MERCHANTABILITY, (III) FITNESS FOR ANY PARTICULAR PURPOSE, OR(IV) CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN;ALL TANGIBLE PURCHASED ASSETS SHALL BE DELIVERED “AS IS, WHERE IS” IN THE CONDITION IN WHICH THE SAME EXISTS AS OF THE CLOSING DATE.
     4.12 Taxes. There are no tax Liens open, pending against or, to Seller’s Knowledge threatened against the Purchased Assets. Neither the IRS nor any other Governmental Authority is asserting or, to Seller’s Knowledge, threatening to assert against Seller or any of its Affiliates any deficiency or claim for additional Taxes or any adjustment of Taxes that could result in the placing of a tax Lien upon the Purchased Assets. Seller or its Affiliates have filed (or will cause to be filed on or before the Closing Date) all Tax Returns relating to the Operations and Purchased Assets that are required to be filed on or before the Closing Date, and such Tax Returns are (and will be) true, correct and complete in all material respects and were (and will be) prepared in conformity with all Applicable Law,and Seller or its Affiliates have paid (or will pay when due) all Taxes whether or not shown as due on such Tax Returns that are attributable to any taxable period or portion thereof that ends on or before the
Refinery Asset Purchase Agreement

Closing Date except for amounts being contested in good faith by appropriate proceedings. Buyer will not be liable, as a result of the Contemplated Transactions, for Taxes of Seller whether by law, contract or otherwise except to the extent expressly provided in this Agreement or the Related Agreements.
     4.13 Affiliate Agreements. Except as set forth in Schedule 4.13, Seller is not currently a party to any material Contract with any Affiliate of Seller that provides for the purchase or sale of goods to or from, or the provision of services to or from, the Refinery excluding Contracts for hydrocarbons or Contracts for administrative services provided by Shell Oil Company in the areas of human resources, benefits management, legal, finance, risk and insurance, public and governmental affairs, and other such administrative functions.
     4.14 Employee Benefit Plans. No event has occurred and no condition exists with respect to any Employee Benefit Plan, or any plan, program, arrangement otherwise within the term “Employee Benefit Plan” but without regard to whether it benefits or may benefit an Employee, that will subject Buyer or the Purchased Assets subsequent to the Closing to any Tax, Lien or Loss under Applicable Laws.
     4.15 Labor Matters. Except as set forth in Schedule 4.15, Seller has not received any written charges of discrimination, notification of any unfair labor practice charges or complaints pending before any court or agency having jurisdiction thereof nor are there any current union representation claims involving any of the Employees. To Seller’s Knowledge, there are no strikes, work stoppages, work slowdowns or lockouts or of any threats thereof, with respect to the Operations except for routine grievance matters, by or with respect to any of the Employees. Since January 1, 2006, there have been no significant labor disputes, strikes, slowdowns, work stoppages, lockouts or similar matters except for routine grievance matters involving Employees.
     4.16 Financial Statements. The Financial Statements have been prepared (or will be prepared to the extent the Financial Statements are to be delivered after the Closing) on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of Seller.
ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES
     Buyer hereby represents and warrants to Seller as follows:
     5.01 Organization and Good Standing. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.
     5.02 Authority. Buyer has full corporate power and authority to execute, deliver and enter into this Agreement, the Related Agreements and the Contemplated Transactions, to fully perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement, the Related Agreements and the Contemplated Transactions have been duly authorized by all requisite corporate action of Buyer and this Agreement, the Related Agreements and the Contemplated Transactions have been duly executed and delivered by Buyer and constitute legal, valid and binding agreements of Buyer enforceable against Buyer in accordance with respective terms, except as such enforceability is limited by general principles of equity and applicable
Refinery Asset Purchase Agreement

provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws (regardless of whether enforceability is considered in a proceeding at law or in equity).
     5.03 Consents. Other than with respect to the HSR Act or any other consents obtained by Buyer prior to the date hereof, no consent, approval of or by, or filing with or notice to any other Persons is required with respect to Buyer in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby. Other than with respect to (i) the HSR Act, and (ii) as is otherwise contemplated in this Agreement and in the Related Agreements, no consent, approval of or by, or filing with or notice to any other Person is required to be obtained with respect to Buyer or any of its Affiliates in connection with the execution, delivery or enforceability of this Agreement, the Related Agreements or the consummation of the Contemplated Transactions, except where the failure to obtain such consent or approval, make such filing or give such notice would not have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions.
     5.04 No Breach, Conflict. The execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the Contemplated Transactions and the compliance by Buyer with any of the provisions hereof and thereof does not and will not (i) violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by any of the terms, conditions or provisions of the Organizational Documents of Buyer or under any material agreement, instrument or obligation to which Buyer is a party, or by which Buyer or its assets or properties may be bound, or (ii) violate any Applicable Law to which Buyer is subject, or by which Buyer or its assets or properties may be bound.
     5.05 Litigation. No Claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or to Buyer’s Knowledge any inquiry or investigation, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, that is pending, or to Buyer’s Knowledge, threatened seeking to restrain or prohibit this Agreement, the Related Agreements or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Related Agreements or the Contemplated Transactions.
     5.06 Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement, the Related Agreements or the Contemplated Transactions.
     5.07 Availability of Funds. At Closing, Buyer will have cash available to enable it to consummate the Contemplated Transactions.
     5.08 Independent Decision. Buyer acknowledges that Buyer has made its own independent analysis and judgment of the commercial potential, condition and usefulness of the Purchased Assets, taking into consideration all current Applicable Laws and the likelihood that such laws and requirements will change in the future, and is not relying upon any projections from Seller regarding prospective operations of the Purchased Assets. Buyer has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of purchasing the Purchased Assets. Except as expressly provided in this Agreement or the Related Agreements, in no event shall any projection as to the financial condition, financial results, status of assets, projects, availability of feedstock or markets or any other projections made by or on behalf of Seller to Buyer be relied upon by Buyer, and Buyer acknowledges that Seller makes no representation or warranty and specifically disclaims any representation or warranty with regard to same. BUYER ACKNOWLEDGES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES RELATED
Refinery Asset Purchase Agreement

TO THE PURCHASED ASSETS OR THE OPERATIONS, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS.
     Without limiting the generality of the preceding, Buyer acknowledges that, except as provided herein, no representations or warranties are made by or on behalf of Seller with respect to any information, documents or materials made available to Buyer in “data rooms,” management presentations or any other form in expectation of the contemplated Transactions.
ARTICLE VI
COVENANTS AND AGREEMENTS OF SELLER
     Seller covenants and agrees as follows:
     6.01 Access and Information. Subject to the provisions of Section 17.14 and upon reasonable notice, Seller shall grant, or cause to be granted to, Buyer and its representatives access during normal business hours throughout the Interim Period to the Purchased Assets and the books and records and other information relating to the Operations and the Purchased Assets (subject to any confidentiality agreements, applicable legal restrictions and any applicable legal privileges). During the Interim Period Seller shall use all commercially reasonable efforts to furnish, or cause to be furnished to, Buyer and its representatives all data and information concerning the Refinery and concerning operations of the Refinery that which may reasonably be requested by Buyer and shall use all commercially reasonable efforts to make available, or cause to be made available, such personnel of Seller as may reasonably be requested. Notwithstanding the preceding sentences to the contrary, nothing in this Agreement shall be construed to permit Buyer or its representatives to have access to and the Refinery Records shall not include any files, records, contracts or documents of Seller or its Affiliates relating to (i) Seller’s or its Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and hydrocarbon inventory valuation procedures and records or (ii) the negotiation or execution of this Agreement.
     6.02 Conduct of Business.
          (a) During the Interim Period, Seller shall conduct the Operations in the ordinary course of business consistent with Seller’s customary practices (taking into account the planned Turnaround Activities) including routine maintenance and routine preventive maintenance activities, and capital expenditures and projects as are in Seller’s operational plan for such period. Seller shall use commercially reasonable efforts to maintain satisfactory relationships with employees, suppliers, distributors, customers, collective bargaining units and others having business relationships with the Refinery. Without limiting the generality of the preceding provisions, Seller shall not during the Interim Period, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.,
               (i) sell, lease, exclusively license to others or otherwise dispose of any assets that would constitute Purchased Assets if held as of the Effective Time, or Intellectual Property or Licensed Technology Rights, except for Inventory sold in the ordinary course of business consistent with past practice, or acquire any asset other than in the ordinary course of business, consistent with past practice;
               (ii) except as made in the ordinary course of Seller’s compensation program (including annual consideration for increases in base salary and bonus pay), make any material change in the rate of compensation, commission, bonus or other direct or
Refinery Asset Purchase Agreement

indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee (excluding retention and related bonuses paid or payable by Seller in connection with the transition activities contemplated herein);
               (iii) fail to maintain levels of catalyst, supplies and spare parts at levels consistent with Seller’s practices;
               (iv) enter into any settlement of any pending or threatened litigation, or enter into any amendment of any existing settlement agreement, where the provisions thereof will materially and adversely impact the Purchased Assets, the Intellectual Property or Licensed Technology Rights or the ordinary operations of the Refinery as conducted by Seller on an historical basis (Seller shall provide Buyer with reasonable prior notice in the event Seller enters into any settlement of any pending or threatened litigation related to the Operations, or enters into any amendment of any existing settlement agreement, where the provisions thereof exceed Five Hundred Thousand Dollars ($500,000);
               (v) enter into any settlement of any pending or threatened litigation, or enter into any amendment of any existing settlement agreement, where the provisions thereof would require Buyer to hire any former employee of Seller;
               (vi) consent to the entry of (or amendment to) any decree or order by, or enter into (or amend) any other agreements with, any Government Authority that will materially and adversely impact the Purchased Assets, the Intellectual Property, Licensed Technology Rights or the ordinary operations of the Refinery as conducted by Seller on an historical basis;
               (vii) amend existing Commitments or enter into additional Commitments where the provisions thereof exceed Five Hundred Thousand Dollars ($500,000) without the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed; or
               (viii) take any action or omit to take any action that would result in the occurrence of any of the foregoing.
          (b) Seller agrees to use commercially reasonable efforts to manage the Operations such that Hydrocarbon Inventory levels as of the Effective Time approximate such desired levels designated in writing by Buyer with appropriate advance notice, in all cases taking into account the planned Turnaround Activities. Buyer and Seller acknowledge that Seller is not obligated to reach such desired levels and nothing in this Section 6.02 shall modify, alter or impair Buyer’s obligations regarding the purchase of Hydrocarbon Inventories pursuant to Section 2.06.
          (c) Buyer and Seller acknowledge that the initial term of LBT Lease has terminated in accordance with its terms, and that Seller is in negotiations for a new lease or lease extension with the Port of Long Beach for use of the Long Beach Terminal. During the Interim Period, Seller shall consult with Buyer on a regular basis as is necessary or desirable to keep Buyer informed as to the status of such negotiations. Seller shall not enter into any new lease for the Long Beach Terminal without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The execution of a new lease or lease extension for the Long Beach Terminal shall not be a condition to the consummation of the Contemplated Transactions. Rather, if no such lease or extension shall have been
Refinery Asset Purchase Agreement

entered into prior to the Closing Date, as of the Effective Time Buyer shall step into the shoes of Seller in the continuing negotiations with the Port of Long Beach with respect to such lease or renewal.
     6.03 Schedules.
          (a) Prior to the Closing, Seller shall notify Buyer of additions or changes to the Schedules to this Agreement or the HSE Agreement solely required to reflect events occurring subsequent to the date of this Agreement or facts discovered by Seller after the date hereof, so as to cause Seller’s representations and warranties expressly contained herein or the HSE Agreement (other than any which speak as to a particular date) to be true and correct in all material respects as of the Closing Date. Subject to the following sentence, notices given by Seller pursuant to this Section 6.03(a) will be deemed to have amended the Schedules, to have qualified the representations and warranties contained in ARTICLE IV and in the HSE Agreement, and to have corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the fact, circumstance, event or development (with the result that no misrepresentation or breach shall be deemed to have occurred), in each case to the extent of the disclosure contained in such notice, including for purposes of Section 11.02. If such additions or changes are reasonably estimated (as determined by the Parties acting in good faith) to result (individually or in the aggregate) in a Material Adverse Effect, the Parties shall negotiate in good faith to determine a reasonable adjustment to the Purchase Price to fully reflect any Losses estimated to be incurred by Buyer resulting from such matters; provided, however, in the event such Losses are reasonably estimated (as determined by the Parties acting in good faith) to exceed Fifty Million Dollars ($50,000,000) then either Party shall have the right to terminate this Agreement pursuant to Section 15.01.
          (b) Notwithstanding the provisions of Section 6.03(a) to the contrary, the Parties acknowledge and agree that the Schedules described on Schedule 6.03(b) are not complete as of the date hereof. Seller shall have the right to make additions and changes to such Schedules to the extent provided on the applicable Schedule, and such additions and changes shall have the effect of amending each affected Schedule as if the applicable additions and changes were included or reflected on such Schedule as of the date hereof so long as such additions and changes reflect facts and information that are consistent with and arise out of or are incidental to Seller’s conduct of the Operations in the ordinary course of business consistent with Seller’s customary practices (taking into account the planned Turnaround Activities) including routine maintenance and routine preventive maintenance activities, and capital expenditures and projects as arc in Seller’s operational plan for any applicable period.
     6.04 Financial Statements. Seller shall cause to be prepared and delivered to Buyer the following financial statements of the operations of the Refinery (collectively the “Financial Statements”):
          (a) audited balance sheet, statement of income and retained earnings and a statement of cash flow as of and for the fiscal year ended December 31, 2006 that comply in all material respects with the Securities and Exchange Commission’s Regulation S-X together with the opinion of nationally recognized independent certified public accountants which shall be delivered to Buyer on or before the Closing;
          (b) unaudited balance sheets, statements of income and retained earnings and statements of cash flow as of and for the three (3) months ended March 31, 2006, June 30, 2006 and March 31, 2007 all of which shall be delivered to Buyer on or before the Closing;
          (c) unaudited balance sheets, statements of income and retained earnings and statements of cash flow as of and for the three (3) months ended June 30, 2007 which shall be delivered to Buyer on or before September 30, 2007;
Refinery Asset Purchase Agreement

     6.05 Turnaround Activities. During the Interim Period, Seller shall, at its expense,conduct at the Refinery the turnaround activities set forth in Schedule 6.05 (collectively, the “Turnaround Activities”).
     6.06 HGU Unit. During the Interim Period, Seller shall, at its expense, exercise its right to purchase the HGU Unit and acquire indefeasible title to the HGU Unit. Seller shall terminate that certain HGU Lease dated as of October 1, 1990 between Manufacturers Hanover Trust Company of California (as Owner Trustee) and Texaco Refining and Marketing Inc. (as Lessee).
     6.07 Easement Access. After the Closing, Seller shall use commercially reasonable efforts to provide Buyer with access to any of Seller’s easements, rights of way, licenses and similar rights that were used in and necessary to the Operations prior to Closing that are not part of the Purchased Assets.
ARTICLE VII
COVENANTS AND AGREEMENTS OF BUYER
     Buyer covenants and agrees as follows:
     7.01 Confidentiality. Buyer acknowledges that all information provided to any of it and its Affiliates, directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives by Seller and its Affiliates and their respective directors, officers, employees, counsel,auditors, accountants, agents, advisors and other representatives is subject to the terms of Section 17.14.
     7.02 Pre-Closing Access and Inspections.
                    (a) During the Interim Period, Buyer shall not contact or communicate with any employees, customers, suppliers or distributors of the Refinery except as expressly provided in this Agreement or with Seller’s prior written consent.
                    (b) Any inspection or investigation conducted by Buyer, its agents, consultants, or other authorized representatives prior to the Closing (i) shall be conducted in accordance with Applicable Laws including any applicable HSE Laws and in such manner as not to interfere unreasonably with the Operations or the Purchased Assets; or (ii) shall not entitle Buyer to conduct Phase II environmental assessments or any other sampling or testing of soil or ground or surface water at, or under, any real property associated with the Refinery or the other Purchased Assets, without the prior written consent of Seller, Buyer being limited to the review of Seller’s or its Affiliate’s records or any other publicly available materials or information with regard to these matters. Buyer bears the risk of injury to any of its employees, agents or representatives conducting any inspection or investigation of the Refinery, the other Purchased Assets or the Operations and shall indemnify, defend and hold the Seller Indemnified Parties harmless (subject to ARTICLE XIII) for all Losses to the extent caused by, arising from or related to the acts or omissions of Buyer and its employees, agents or representatives in conducting any inspection or investigation of the Refinery, the other Purchased Assets or the Operations (other than notifications by Buyer of possible violations of HSE Laws or breaches of representations, warranties or covenants of Seller contained herein).
                    (c) Notwithstanding any provision to the contrary contained in this Agreement. Buyer’s obligations under this Section 7.02 shall survive the termination of this Agreement and the consummation of the Contemplated Transactions.
Refinery Asset Purchase Agreement

     7.03 Post-Closing Access. From and after the Effective Time, Buyer will, and will cause its Affiliates to, afford to Seller and its representatives reasonable access during normal business hours to personnel and to such properties and records that were transferred to Buyer and permission to take from the Refinery copies of any books, records or accounts relating to the Refinery through and including the Closing Date and, if requested, will furnish to Seller such additional information and cooperate with Seller in such other respects, including the making of employees available to Seller at Seller’s expense as witnesses or deponents as Seller may reasonably request for each of the following to the extent such matter does not involve a Dispute between Buyer and Seller: (i) financial reporting, (ii) tax or similar purposes, (iii) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or Governmental Authorities or (iv) any other proper purpose, provided that Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless (subject to ARTICLE XIII) for all Losses to the extent caused by, arising from or related to the acts or omissions of Seller and its representatives from such access. Buyer will, and will cause its Affiliates to, keep and maintain the records that Seller and its representatives have access to pursuant to this Section 7.03, such records to be maintained for a period of ten (10) years from the Closing Date or such longer periods as may be required by Applicable Laws, provided that if Buyer desires to destroy or dispose of such records during such period then Buyer will first offer to Seller in writing at least sixty (60) days before such destruction or disposition to surrender them to Seller and if Seller does not accept such offer within twenty (20) days after receipt of such offer, then Buyer may take such action. Seller’s right to post-Closing access to the Refinery shall include the right to access Excluded Assets that remain located at the Refinery pursuant toSection 2.02.
     7.04 Litigation. With respect to all litigation and other matters set forth in the Schedules and any other matters that constitute Retained Liabilities and for so long as Seller is contesting or defending such matter, Buyer shall cooperate to the extent commercially reasonable with Seller and Seller Affiliates and their respective counsel, at Seller’s expense, in their efforts to conduct or resolve such litigation, including by making available to them such documents and witnesses as may be deemed necessary or useful therefor in Seller’s sole but reasonable discretion. With respect to any dispute or litigation involving any terminated Employee seeking reinstatement, Buyer shall take such actions as are reasonably necessary for Seller to comply with the terms of any judgment, decision or order of any proper authority issued in connection with such dispute or litigation (including by offering to employ and employing, at Buyer’s expense, such former Employee) and shall treat any former Employee who is ordered to be reinstated at the Refinery as a Transferred Employee for all purposes hereunder. The preceding sentence shall not relieve Seller from the obligations of Section 6.02(a)(v).
     7.05 Trademarks. No license to any of the Trademarks is granted by this Agreement, the Related Agreements or by the transfer of the Purchased Assets to Buyer, and Buyer is precluded from any use and agrees not to make any use of Trademarks on or in connection with the sale of any of its products or services as a means of identity or in any of its communications or in connection with Buyer’s operation of the Purchased Assets. Buyer acknowledges and agrees with Seller that the Trademarks, and all rights to which, and the goodwill represented thereby and pertaining thereto, are being retained by Seller and its Affiliates. Without limiting the generality of the preceding, Buyer will not be entitled to use the name“Shell” or any variations or derivations thereof (including any logo, trademark or design containing such name) or any logo, service mark, trade name or trademark that constitutes an Excluded Asset except to the extent as may be expressly provided otherwise pursuant to the Retail Asset Purchase Agreement. Accordingly, as soon as reasonably practical after the Closing, but in any event within sixty (60) days after the Closing Date with regards to Purchased Assets that are visible to the public, and within one hundred eighty (180) days after the Closing Date with regards to Purchased Assets that are not visible tothe general public, Buyer shall remove from or paint or cover over, as appropriate, any logo, servicemark, trade name or trademark indicating that such assets were owned or operated by Seller or any of its Affiliates (including signs displaying Seller’s or its Affiliate’s emergency contact telephone number or
Refinery Asset Purchase Agreement

otherwise using or displaying the name “Shell”, in whole or in part). As promptly as practical after the Closing but in any event within ten (10) days, Buyer shall post Buyer’s emergency contact telephone number in place of Seller’s or its Affiliate’s emergency contact telephone number. In the event that Buyer breaches this Section 7.05, Seller shall be entitled to specific performance of this Section 7.05 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.
     7.06 Environmental Insurance Policy. Seller shall have the right, but not the obligation,to purchase and maintain, at its expense, pollution legal liability insurance and cost containment insurance to insure Seller against Seller’s obligations pursuant to the HSE Agreement (collectively, the “Seller Environmental Policies”). Buyer agrees to provide reasonable assistance to Seller in applying for and maintaining the Seller Environmental Policies including providing Seller and its insurers reasonable access to the Purchased Assets after the Closing Date for purposes of maintaining, monitoring, renewing or other proper purposes related to the Seller Environmental Policies.
     7.07 Third Party Property. Buyer shall grant or continue to grant such rights of ingress or egress necessary to allow any third party that holds any Third Party Property to have access to such Third Party Property for the purposes of repairing, maintaining or otherwise utilizing such property, for so long as the Third Party Property lawfully remains on the Real Property.
ARTICLE VIII
COVENANTS AND AGREEMENTS OF SELLER AND BUYER
     Buyer and Seller covenant and agree as follows:
     8.01 HSR. Buyer and Seller shall each file or cause to be filed with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”) any notifications or reports required to be filed under the HSR Act with respect to the Contemplated Transactions, and shall provide copies of such notifications or reports to the Attorney General of any State upon request by the State Attorney General. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Buyer and Seller shall each bear the costs and expenses of their respective filings; provided that Buyer shall pay 100% of the filing fees in connection therewith. Buyer and Seller shall respectively use all commercially reasonable efforts to make such filings promptly (and in any event within fifteen (15) Business Days) following the date hereof, to respond promptly to any requests for additional information and documentary materials made by either the DOJ or the FTC, or any State Attorney General, to make any further filings that may be necessary, proper or advisable in connection therewith and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the Contemplated Transactions constitute a violation of the antitrust laws, all to the end of expediting consummation of the Contemplated Transactions. Each of Buyer, on the one hand, and Seller, on the other, shall consult with the other prior to any meetings, by telephone or in person, with the staff of the applicable governmental authorities, and each of Buyer and Seller shall have the right to have a representative present at any such meeting.
     8.02 Assignments.
                    (a) With respect to any Contract, easement, right-of-way or Permit that (1) is intended to be assigned to Buyer hereunder and (2) requires consent for the assignment thereof to Buyer, Seller shall take such actions as are commercially reasonable and necessary, and Buyer shall
Refinery Asset Purchase Agreement

cooperate with Seller in all commercially reasonable respects, to effect assignment thereof to Buyer as of the Closing Date. It is understood that such actions by Seller shall not include any requirement of Seller to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Seller shall initiate termination procedures on any Contracts requested by Buyer to be effective upon the Closing provided that such terminations do not require Seller to expend money or grant any accommodation (financial or otherwise) to the counter parties to such Contracts.
                    (b) In the event that Seller is unable to obtain the requisite approval for assignment of any such Contract, easement, right-of-way or Permit, or in the event such Contract, easement, right-of-way or Permit is required to be amended or supplemented and is not so amended or supplemented as of the Closing Date, and such assignment is reasonably necessary to operate the Refinery in the ordinary course of business as conducted by Seller on an historical basis for the twelve (12) months prior to the Closing Date without giving rise to a material adverse affect on the Purchased Assets or the operation of the Refinery, at the written request of Buyer on or before the Closing Date or within thirty (30) days after the Closing Date (except where such action would be unlawful or prohibited by such Contract, easement, right-of-way or Permit), Seller shall (x) retain any such Contract, easement, right-of-way or Permit and shall enter into an arrangement with Buyer (including, to the extent appropriate amending the Transition Services Agreement) to provide Buyer with the economic and functional benefits of such Contract, easement, right-of-way or Permit, provided, that Buyer shall perform Seller’s obligations thereunder arising on or after the Closing Date (and indemnify, defend and hold Seller harmless, pursuant to ARTICLE XIII, against Losses suffered in the event Buyer breaches any obligations thereunder) until such Contract, casement, right-of-way or Permit is assigned to Buyer or expires at the earliest opportunity in accordance with its terms, or is properly amended or supplemented, and (y) take all commercially reasonable and necessary actions required to assign to Buyer, or amend or supplement, any such Contract, easement, right-of-way or Permit as soon as practicable after the Closing Date.
                    (c) Notwithstanding Seller’s obligations pursuant to Section 8.02(a), the assignment of any Contract, easement, right-of-way or Permit to be transferred to Buyer that requires consent for assignment, or amendment or supplement, may be effected after the Closing Date. Except as otherwise provided in this Agreement including Section 11.09, the Purchase Price shall not be subject to adjustment, and the Closing of the Contemplated Transactions shall not be delayed, by reason of any inability to obtain consent for assignment of any Contract, easement, right-of-way or Permit or any such amendment or supplement. Buyer acknowledges that certain consents to the Contemplated Transactions may be required from parties to Contracts, easements, rights-of-way or Permits (written or otherwise) to which any of Seller is a party, and such consents may not be obtained (provided that Seller has complied with its obligations under Section 8.02(b)). Except as otherwise provided in this Agreement, Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions by this Agreement or because of the default, acceleration or termination of any such agreement, contract, license, lease, easement, right-of-way or permit as a result thereof (provided that Seller has complied with its obligations under Section 8.02(b)). Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied (other than pursuant to Section 11.09) as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination (provided that Seller has complied with its obligations under Section 8.02(b)).
     8.03 Transition Services. Promptly following the execution of this Agreement, representatives of Buyer and Seller shall meet to develop a transition plan which shall identify services, service periods and service charges to be provided by Seller subsequent to the Closing. Such services,
Refinery Asset Purchase Agreement

     service periods and service charges, if agreed, shall be added prior to Closing to the terms and conditions of the Transition Services Agreement (the “Transition Services Agreement”), as set forth in the form of Exhibit F.
     8.04 Other Governmental Approvals. Buyer and Seller shall cooperate with each other and take all reasonable steps necessary to obtain authorization for the sale of the Purchased Assets from all other applicable Governmental Authorities.
     8.05 Other Actions. Buyer and Seller shall otherwise use their respective commercially reasonable efforts to cause the satisfaction of all conditions precedent in this ARTICLE VIII, ARTICLE XI and ARTICLE XII and the Closing to occur as soon as reasonably practicable after the date of this Agreement.
     8.06 Collection of Amounts Owed to a Party. In the event any Party receives any funds or other property that belongs to another Party then the receiving Party shall receive and hold such funds and property in trust for the benefit of the rightful Party and shall promptly forward such funds and property to the rightful Party. It is the intention of the Parties that, as between the Parties, Seller shall been titled to all income attributable to the operations conducted prior to the Effective Time and Buyer shall be entitled to all income attributable to the operations conducted after the Effective Time. Each Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any third party with respect to (i) rentals, fees or other revenues relating to the Operations and attributable to the ownership period of the other Party; and (ii) products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.
     8.07 Repairs.
                    (a) Seller agrees that if any of the Purchased Assets (i) require repairs or maintenance prior to the Effective Time outside of the normal scope of general repairs or maintenance consistent with Seller’s operation of the Purchased Assets, or (ii) are destroyed or damaged, in whole or in part, by fire or other casualty prior to the Closing Date then, Seller shall repair or replace (with similar grade, quality and condition) such Purchased Assets with reasonable promptness prior to the Closing Date, provided that (A) if the cost of such repairs or replacements, individually or in the aggregate, are reasonably estimated (as determined by the Parties in good faith) to exceed Fifty Million Dollars ($50,000,000), then Seller shall have the option to terminate this Agreement pursuant to Section 15.01 and (B) if the cost of such repairs or replacements, individually or in the aggregate, are reasonably estimated (as determined by the Parties in good faith) to exceed Fifty Million Dollars ($50,000,000) and it is reasonably estimated (as determined by the Parties in good faith) that such repairs or replacements cannot be completed by June 1, 2007, then Buyer shall have the option to terminate this Agreement pursuant to Section 15.01.
                    (b) Notwithstanding the provisions of Section 8.07(a) to the contrary, in the event the cost of such repairs or replacements, individually or in the aggregate, are reasonably estimated to not exceed Fifty Million Dollars ($50,000,000), Buyer may elect to waive such repairs or replacements by Seller and accept at the Closing either (i) a credit against the Purchase Price or (ii) a payment by Seller (or an assignment at the Closing from Seller of insurance proceeds, if any) in an amount equal to the estimated amount for such repairs or replacements. Any insurance proceeds exceeding the cost of repair or replacement of the damaged Purchased Assets shall be an Excluded Asset.
                    (c) Seller and Buyer shall negotiate in good faith the estimated amount of such repairs or replacements.
Refinery Asset Purchase Agreement

                    (d) In the event Seller and Buyer disagree over the amount of such estimated Losses then the Parties will resolve such dispute pursuant to ARTICLE XVI. The arbitrator(s) shall decide the amount of the estimated repairs or replacements based upon all facts and circumstances.
     8.08 Payment of Certain Expenses Due and Payable After the Closing Date.
          (a) The Closing Date Payment shall be increased by the pro-rated amount of all lease and rental payments made by Seller prior to the Closing Date in respect of the Purchased Assets but that are attributable to periods after the Closing Date. The Closing Date Payment shall be decreased by the pro-rated amount of all lease and rental payments in respect of the Purchased Assets to be made by Buyer subsequent to the Closing Date but that are attributable to periods on or prior to the Closing Date. The Parties shall share information among themselves prior to the Closing Date to identify and pro-rate such amounts.
          (b) Buyer shall pay, as and when due, all emissions fees, permit fees and utility bills due and payable after the Closing Date, and Seller shall reimburse Buyer within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Time.
          (c) If a Party makes any payment to a third party pursuant to any assigned Contract; and (i) such payment is made in respect of work performed, services provided or goods delivered during a period of time that includes the Effective Time; or (ii) the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods,the Parties will allocate the burden of such payment in a manner that reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to the Effective Time are for the benefit of Seller and any work performed, services provided or goods delivered after the Effective Time are for the benefit of Buyer.
     8.09 Relationship of the Parties. Nothing in this Agreement or the Related Agreements shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the parties hereto or thereto. Under this Agreement and the Related Agreements the Parties and their respective Affiliates are nothing other than independent contractors for the sale or purchase of specific property, goods or services. The Parties acknowledge that, for purposes of this Agreement and the Related Agreements, (i) none of the Parties or their respective Affiliates shall be considered to be the agent, representative, employee, master, or servant of the others for any purpose, (ii) except as expressly provided in this Agreement, none of the Parties or their respective Affiliates shall have any obligation to manage or operate any of their respective businesses with any duty or standard of care to the other Party or their respective Affiliates, and (iii) none of the Parties or their respective Affiliates have any authority, right or power to enter into a contract or commitment, assume any obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Related Agreements). The Parties agree and acknowledge that except as expressly provided herein or in the Related Agreements, none of the Parties or their respective Affiliates shall owe duties, fiduciary or otherwise to the other. The Parties and their respective Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in that they will conduct their respective businesses and operations. None of the Parties or their respective Affiliates shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Parties or their respective Affiliates, (ii) developing or marketing any products or services that compete, directly or indirectly with those Parties or their respective Affiliates, (iii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their
Refinery Asset Purchase Agreement

respective Affiliates, or (iv) doing business with any client or customer of the Parties or their respective Affiliates. None of the Parties or their respective Affiliates shall have any obligation to offer any business opportunity (except as expressly specified in this Agreement or the Related Agreements) and may modify or otherwise change any of their respective businesses or operations at any time.
     8.10 Environmental Consents/Waivers/Amendments. Promptly after the execution hereof, Seller and Buyer shall use commercially reasonable efforts and shall assist each other to obtain from all applicable Governmental Authorities the environmental consents, waivers and amendments set forth in Schedule 8.10.
     8.11 Title Policies. Promptly after the execution of this Agreement, the Parties shall obtain from a nationally recognized title company mutually acceptable to the Parties (the “TitleCompany”) a CLTA commitment (and deliver a copy thereof to Buyer) for owner’s title insurance with respect to the Refinery Real Property and the SRP Real Property and leasehold title insurance with respect to the LBT Real Property, insuring title subject only to the Title Policy Exceptions (collectively, the“Title Policies”). Unless the Parties agree otherwise, the amount of such insurance coverage for the respective properties shall be based upon the most recent assessed property valuations from the applicable Governing Authority for ad valorem Tax purposes. The Parties shall diligently cooperate in good faith to enable the Title Company to issue final/binding commitments or actual policies for the Title Policies at Closing. Buyer and Seller shall each pay fifty percent (50%) of the cost of the premium for the Title Policies. In the event Buyer elects to purchase extended coverage/owner’s title policies (ALTA), the incremental cost of such coverage/policies and any required surveys shall be paid solely by Buyer. Additionally, Buyer shall be solely responsible for the purchase of any lenders policies of title insurance. Nothing in this Section 8.11 shall relieve Seller from a remedy Buyer may have from Seller’s breach of any representation or warranty contained in ARTICLE IV; provided, however, Buyer agrees to use all commercially reasonable efforts to pursue claims, if any, that it may have against the Title Company pursuant to the Title Policies before making any claim against Seller for any breach of Seller’s representations or warranties contained in Sections 4.04 and 4.06 related to the Real Property; provided further that Buyer and Seller shall cooperate, including entering into any tolling agreements and take any other action reasonably required to preserve Buyer’s claims against Seller during the pendency of Buyer’s pursuit of claims against the Title Company.
     8.12 POTW PERMIT. During the Interim Period and to the extent necessary, after the Closing, Seller and Buyer will file a request with the Los Angeles County Sanitation District to split Seller’s existing Permit for Industrial Waster Water Discharge that relates to both the Refinery and to Seller’s Carson Terminal facility into two independent permits allocating the capacity units to each facility such that each facility has adequate units for current operations. In the event that the Los Angeles County Sanitation District charges a fee for such new permits, Seller shall be responsible for payment of such fee; provided, however, that Buyer shall reasonably cooperate in any actions that mitigate the cost to Seller so long as such actions are at no net cost to Buyer.
     8.13 Further Assurances. From time to time, as and when reasonably requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions which are consistent with, and customary and necessary for, the consummation of the Contemplated Transactions. Without limiting the generality of the preceding, Seller and Buyer shall contact all third parties which currently have contractual arrangements with Seller and its Affiliates in respect of the Purchased Assets or the Operations and which are anticipated to have commercial arrangements with Buyer following the Closing to establish transition matters to be effective as of the Effective Time.
Refinery Asset Purchase Agreement

ARTICLE IX
TECHNOLOGY TRANSFER
     9.01 Grants to Intellectual Property. Seller shall grant and hereby does grant to Buyer and its Affiliates, effective as of the Effective Time, for Use by Buyer and its Affiliates solely in the operations of the Refinery, a non-exclusive, irrevocable, royalty-free, fully paid-up license or sublicense(both, as the case may be, without a right to sublicense or transfer except as expressly provided in thisARTICLE IX or Section 17.05) to Intellectual Property, which exists at the Effective Time and which is or has been in Use in the Operations. By executing this Agreement, effective as of the Effective Time,Buyer is assuming the applicable and relevant duties and obligations of Seller regarding the use of the Intellectual Property that is licensed herein under the Technology Transfer Agreements (collectively, the“TTA”) attached as Exhibit H (comprised of two documents), including the confidentiality obligations of Article VI therein,
     9.02 Exclusions to Grant of Section 9.01. For avoidance of doubt, in the grant provisions of Section 9.01 sublicense of Intellectual Property described in clause (i) of the definition thereof in Section 1.01. by Seller does not include any intellectual property outside the grant of Section 2 of the TTA nor does it include any grants of rights of any kind to any lubricant formulation or additive technology or Post-Effective or Pre-Effective Long Life Coolant Technology both as defined in the TTA. For avoidance of doubt, Buyer shall receive no rights to any improvements in Intellectual Property made by Seller subsequent to the Closing Date.
     9.03 Transfer of Intellectual Property. Buyer shall have the right to sublicense the Intellectual Property to any Person solely in connection with the operations of the Refinery; but subject to an assumption in writing of such third party of all relevant duties and obligations (including any confidentiality obligations) contained in the TTA, as applicable. In the event Buyer sells, assigns,transfers or pledges to any Person, ownership of the Refinery, or any part thereof, or in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer, the license granted in Section 9.01may be extended, sublicensed, transferred or assigned to such transferee or lender subject to outstanding obligations to third parties and subject to an assumption in writing by such transferee or lender of all relevant duties and obligations under the applicable portions of this ARTICLE IX. Any obligations of confidentiality in this Agreement or in the TTA, and any liability accrued hereunder by Buyer or its Affiliates with respect thereto, shall survive such transfer.
     9.04 Licensed Technology Rights.
                    (a) Assignable Licensed Technology Rights. All Licensed Technology Rights that are freely transferable are listed on Schedule 9.04(a). Seller shall transfer or cause the transfer of Licensed Technology Rights that are freely transferable and shall grant all rights and interest in the Licensed Technology Rights listed on Schedule 9.04(a). by assignment or sublicense as the case may be. Upon such transfer, Seller agrees that all royalties, licensing fees and similar costs payable up to the Effective Time for such Licensed Technology Rights shall be fully paid by Seller for Use by Buyer in the operations of the Refinery, it being understood that Buyer shall be responsible for any such royalties, licensing fees and similar costs payable by Buyer in connection with Buyer’s Use of such Licensed Technology Rights after the Effective Time under the terms of the applicable licenses. Buyer is aware that these rights are Licensed Technology Rights where (A) such rights are freely transferable without the permission of the licensor or vendor, (B) such Licensed Technology Rights are or have been in Use by Seller or its Affiliates at the Effective Time, and (C) such transfer would not require Seller or Shell Oil Company or its Affiliates to forego future Use of the Licensed Technology Rights for its or their own benefit as currently permitted under the Licensed Technology Rights. Buyer acknowledges that the
Refinery Asset Purchase Agreement

Licensed Technology Rights exclude any source code or other aspects of Software of third parties unless such source code or other aspects of Software has been licensed to Seller pursuant to the applicable license for such Licensed Technology Rights or where Seller does not have a right to provide such other aspects of Software or source code in said license. Any fees or costs required to be paid for such transfer shall be paid by Seller.
                    (b) Non-assignable or non-transferable Licensed Technology Rights. All non-assignable, non-transferable Licensed Technology Rights are listed on Schedule 9.04(b). Buyer recognizes that the Licensed Technology Rights listed on Schedule 9.04(b) are not freely assignable without the permission of the respective licensor or vendor. Seller or its Affiliate, at the written request of Buyer, agrees to contact the licensor or vendor and use commercially reasonable efforts to obtain a permitted transfer of the Licensed Technology Rights or obtain, in consultation with Buyer, a new, non-transferable license for Use by Buyer solely in the operations of the Refinery on such terms as are reasonably satisfactory to Buyer. In that event, all fees and costs necessary to transfer the Licensed Technology Rights or to acquire a new license commensurate therewith to Buyer, shall be paid by Buyer. Upon such transfer, Seller agrees that all royalties, licensing fees and similar cost payable up to the Effective Time for such Licensed Technology Rights listed on Schedule 9.04(b) shall be fully paid by Seller for Use by Buyer in the operation of the Refinery, it being understood that Buyer shall be responsible for any such royalties, licensing fees and similar costs payable by Buyer in connection with Buyer’s Use of such Licensed Technology Rights after the Effective Time under the terms of the applicable licenses. Seller shall or shall cause its Affiliates to make commercially reasonable efforts to maintain the status quo of such non-assignable, non-transferable Licensed Technology Rights until Buyer can secure transfer or a new license to Buyer.
                    (c) Licensed Technology Rights not on Schedule 9.04(a) or 9.04(b). Both Buyer and Seller recognize that, because of the complexity of the sale of the Refinery to Buyer, some relevant Licensed Technology Rights for the operations of the Refinery may not be included on Schedule 9.04(a) or 9.04(b). In that event, Seller agrees for a period of at least five (5) years after the Closing Date to (i) identify such Licensed Technology Rights and to notify Buyer thereof and (ii) at Buyer’s request, use commercially reasonable efforts to transfer such Licensed Technology Rights to Buyer for Use solely in the internal operations of the Refinery, provided that any fees necessary to implement such transfer shall be borne exclusively by Seller.
It is understood that Licensed Technology Rights were acquired by Seller subject to certain third party obligations. In any assignment or issuance of a sublicense from Seller to Buyer of any such third party Licensed Technology Rights under this Section, Buyer agrees to assume all applicable obligations reasonable and necessary to enable Buyer to Use such Licensed Technology Rights in the operations of the Refinery. For avoidance of doubt, Seller shall not be obligated to extend to Buyer any source code or any other aspects of Software of third parties to the extent not licensed to it under the applicable licenses for the Licensed Technology Rights or where Seller does not have a right to provide such other aspects of Software or source code in said license or maintain for Buyer such third party Licensed Technology Rights in the same manner and to the same extent as practiced by Seller prior to the Effective Time, in each case where the extension or maintenance of such rights would be to the detriment of the rights of Seller or any of its Affiliates to practice under its own rights and licenses. Seller shall follow the procedures described in Section 9.04(a) at Buyer’s expense, with respect to such non-assignable non-transferable third party Licensed Technology Rights set forth in Schedule 9.04(b), or at Seller’s expense, with respect to such third party Licensed Technology Rights not on Schedule 9.04(a) or 9.04(b).
Upon such transfer, Seller agrees that all royalties, licensing fees and similar cost payable up to the Effective Time for such Licensed Technology Rights shall be fully paid for Use by Buyer in the operation of the Refinery, it being understood that Buyer shall be responsible for any such royalties, licensing fees
Refinery Asset Purchase Agreement

and similar costs payable after the Effective Time for any period of Use by Buyer after the Effective Time under the terms of the applicable licenses. For avoidance of doubt, Seller shall be and remains responsible for any and all such royalties, licensing fees and similar costs payable arising out of any Use of the Licensed Technology Rights up to the Effective Time.
     9.05 Term and Termination. The grants made in this ARTICLE IX are perpetual and shall not be subject to any term. Seller agrees that the licenses granted to the Seller and/or its Affiliates under the TTA are perpetual and irrevocable. Without limiting the generality of the foregoing, in the event of any termination of the Technology Transfer Agreement dated January 15, 1998, Seller agrees that all Intellectual Property owned by Texaco, Inc. and licensed to Seller under the TTA, and all Intellectual Property owned by Seller, will each continue to be licensed to Buyer on a perpetual basis, in accordance with the terms of this ARTICLE IX.
     9.06 Representations and Warranties.
                    (a) Seller represents and warrants that it has the right to grant the licenses of Intellectual Property as set forth in Section 9.01 free and clear of any Liens, other than Permitted Encumbrances; and that to the Knowledge of Seller no claim, action, suit, proceeding, governmental or court order, or demand is pending or threatened with respect to any Intellectual Property licensed pursuant to this ARTICLE IX.
                    (b) Seller represents and warrants that, to the Knowledge of Seller, (i) there are no facts that would support a claim that may result in losses having a Material Adverse Effect on Buyer’s Use of the Intellectual Property licensed pursuant to this ARTICLE IX in the operations of the Refinery in a manner substantially similar to the Operations and (ii) the Intellectual Property licensed pursuant to this ARTICLE IX and the Use of the Intellectual Property in accordance with such license has not and, does not infringe or otherwise violate any intellectual property or other proprietary or contractual right of a third party except as provided in Schedule 9.06(b).
Except for the representations and warranties and agreements contained in this ARTICLE IX and this Agreement, any oral or written report, data or other information provided to Buyer hereunder, whether provided under license or otherwise, shall be provided on an “as is” basis without any warranties, express or implied including the results or effects obtained through use of information, or that it is fit for any use intended or can be used without infringing the patent or copyright rights of a person. Without any limitation on the preceding, any implied warranty of merchantability and fitness for a particular purpose is expressly excluded from this ARTICLE IX. with respect to any information or Intellectual Property provided hereunder. In no event will any Party be liable for loss of profits, or indirect, consequential (except for breach of confidentiality and amounts payable in connection with Third Party Claims) or special damages resulting from the other Party’s use or disclosure of any information or Intellectual Property.
     9.07 Export Control. Buyer agrees to comply with any applicable U.S. export control laws and regulations in regard to any information or data covered by this ARTICLE IX.
     9.08 Miscellaneous. Buyer shall not be entitled to receive and Seller and its Affiliates shall have no obligation to provide any modifications, enhancements or upgrades made by Seller or its Affiliates to any Intellectual Property or Licensed Technology Rights subsequent to the Closing. All rights not expressly granted in this ARTICLE IX to Buyer are retained by Seller and its Affiliates. If Buyer develops any improvements or modifications to the Intellectual Property licensed to it underSection 9.01, Buyer shall retain all right, title and interest to such improvements or modifications and
Refinery Asset Purchase Agreement

related intellectual property rights therein. Seller shall deliver to Buyer copies of the Deliverable Items for any software licensed pursuant to this ARTICLE IX within twenty (20) days after the Closing Date. “Deliverable Items” means, with respect to Software, all object code, source code (except for source code and other aspects of Software owned by a third party and not licensed to Seller under the applicable license therefor) documentation (including all user and operation manuals), job control information, job control language, system engineering and design information, and all databases related to the operation of the Refinery that is being licensed in Section 9.01.
ARTICLE X
EMPLOYEES
     10.01 Employees and Employee Benefits. Seller and Buyer agree to the provisions concerning employees and employee benefits as set forth in Schedule 10.01.
ARTICLE XI
BUYER’S OBLIGATION TO CLOSE
Buyer’s obligation to close the Contemplated Transactions is subject to the fulfillment, or waiver by Buyer, on or prior to the Closing of each of the following:
     11.01 Compliance with Agreement. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to the Closing Date.
     11.02 Representations and Warranties. The representations and warranties of Seller made in this Agreement (as may be amended by Seller in accordance with Section 6.03) shall be true and correct except to the extent such failures would not have a “Material Adverse Impact,” in each case as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time). For purposes of the preceding sentence, whether a representation and warranty has been satisfied will be determined without regard to any qualifiers relating to materiality or Material Adverse Effect contained in the terms of such representation and warranty. For purposes of this Section 11.02 the term “Material Adverse Impact” shall mean if the act(s), omission(s), conduct,occurrence(s), condition(s) or situation(s). are reasonably expected to (i) result in Losses with respect to the value of the Purchased Assets in excess of Fifty Million Dollars ($50,000,000), or (ii) if not quantifiable, materially impair the ownership or use of the Purchased Assets or the Operations, taken as a whole.
     11.03 Closing Deliverables. Seller shall be willing and able to enter into, and shall have delivered or caused to be delivered, at the Closing the items set forth in Section 3.02 to which Seller is to be a signatory.
     11.04 Litigation. There shall not be any judicial restraining order or injunction,preliminary or otherwise, in effect prohibiting the Closing of the Contemplated Transactions. There shall not be pending or threatened any litigation or proceeding instituted by any Governmental Authority to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with
Refinery Asset Purchase Agreement

the consummation of the Contemplated Transactions, or operation of the Refinery by Buyer after the Closing Date.
     11.05 Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions shall have expired or been terminated under the HSR Act and (ii) any mandatory waiting period or required consent under any applicable state competition or antitrust law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Contemplated Transactions or have a material adverse effect on the expected benefits of the Contemplated Transactions to Buyer.
     11.06 Taking of Purchased Assets. In the event that prior to Closing there shall be instituted or threatened in writing any governmental proceeding or other governmental action, including eminent domain, condemnation or other governmental proceeding, that there is a reasonable probability of Seller or Buyer (after Closing) losing any portion of or interest in the Purchased Assets, Seller shall promptly notify Buyer. Buyer shall have the right to terminate this Agreement pursuant to Section 15.01within thirty (30) days from the date of such notice, by giving notice to Seller of its election to terminate this Agreement if such proceeding or other action has or there is a reasonable probability of a taking of property that either materially impacts Operations or that has an estimated value (as determined by the Parties in good faith) in excess of Fifty Million Dollars ($50,000.000). If Buyer is not entitled to or, if entitled, does not timely terminate this Agreement, then Seller shall assign to Buyer at Closing any rights Seller may have to receive any payments (net of any expenses) as a result of any such proceeding or other action. In the event Seller and Buyer disagree over the probable economic impact of any such governmental proceeding or action then the Parties will resolve such dispute pursuant to ARTICLE XVI.
     11.07 Adverse Change. Prior to the Closing there shall not have been any material adverse change(s) in the Purchased Assets or Operations (excluding changes due to the economy generally or due to the petroleum industry (refining, marketing, transportation, terminalling and trading) generally or regionally and excluding repairs or replacements made pursuant to Section 8.07) that has or there is a reasonable probability (as determined by the Parties in good faith) of having a value, individually or in the aggregate, in excess of Fifty Million Dollars ($50,000,000). In the event Seller and Buyer disagree over the probable economic impact of any such adverse change(s) then the Parties will resolve such dispute pursuant to ARTICLE XVI.
     Notwithstanding the preceding sentences, Seller shall have the right, but not the obligation to correct or cure any such material adverse change(s) over Fifty Million Dollars ($50,000,000) at its sole option and cost prior to Closing, including material adverse change(s) due to a Force Majeure Event. Seller shall have the right, but not the obligation, to extend the Closing Date for up to thirty (30) days (but no later than the Termination Date) within which to use commercially reasonable efforts to cure or correct any such material adverse change. The foregoing shall not act to modify Seller’s obligations under Section 8.07.
     If Buyer shall waive the condition to Closing contained in this Section 11.07, then Seller shall assign and transfer to Buyer on the Closing Date all of Seller’s right, title and interest to any insurance proceeds paid to Seller on account and to the extent of such material adverse change and Seller shall pay to Buyer the amount of any deductible under any applicable insurance policies.
     11.08 Environmental Consents/Waivers/Amendments. Seller and Buyer, as applicable,shall have obtained the environmental consents, waivers and amendments set forth in Schedule 8.10.
Re finely Asset Purchase Agreement

     11.09 Required Consents and Authorizations. Seller shall have received (and shall have furnished copies thereof to Buyer) all consents and approvals of third parties required to transfer any Contracts for which consent or approval is required, except where the failure to obtain such consent or approval would not have a Material Adverse Effect, and provided Seller is unable to provide Buyer with the economic and functional benefits of such Contracts pursuant to Section 8.02(b). Without limiting the generality of the preceding, Seller shall have received (and shall have furnished copies thereof to Buyer) such consents and approvals as necessary for the transfer and assignment of the Commitments set forth in Schedule 11.09.
     11.10 Regulatory Approvals. Buyer shall have received either material Permits (temporary or permanent) necessary for the operation of the Purchased Assets as they are being operated as of the date hereof or written notification from the appropriate Governmental Authorities that Buyer may operate temporarily under the material Permits of Seller or its Affiliates until similar Permits are issued to Buyer; provided, however, that Buyer shall use all commercially reasonable efforts to obtain such Permits including providing any required financial deposits.
     11.11 Turnaround Activities. Seller shall have completed the Turnaround Activities in all material respects and the processing units related to the Turnaround Activities shall have been successfully restarted after the completion of the Turnaround Activities.
     11.12 Retail Asset Purchase. The closing of the transactions contemplated by the Retail Asset Purchase Agreement (the “Retail Closing”) shall have occurred concurrently with the Closing of the Contemplated Transactions pursuant to this Agreement. For the avoidance of doubt, under no circumstances shall either Party be obligated to consummate the Contemplated Transactions unless the transactions contemplated pursuant to the Retail Asset Purchase Agreement are concurrently consummated.
     11.13 Title Policies. The Title Company shall be unconditionally committed to issue the Title Policies.
     11.14 Surveys. No surveys of the Real Property shall be required as a condition to Closing.
ARTICLE XII
SELLER’S OBLIGATION TO CLOSE
Seller’s obligation to close the Contemplated Transactions is subject to the fulfillment, or waiver by Seller, on or prior to the Closing of each of the following:
     12.01 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing Date.
     12.02 Representations and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), except to the extent that such failure would not prevent Buyer to consummate the Contemplated Transactions.
Refinery Asset Purchase Agreement

     12.03 Closing Deliverables. Buyer shall be willing and able to enter into, and shall have delivered or caused to be delivered, at the Closing the items set forth in Section 3.02 to which Buyer is to be a signatory.
     12.04 Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the Contemplated Transactions. There shall not be pending or threatened any litigation or proceeding instituted by any Governmental Authority to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, or the operation of the Refinery by Buyer after the Closing Date.
     12.05 Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions shall have expired or been terminated under the HSR Act and (ii) any mandatory waiting period or required consent under any applicable state competition or antitrust law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Contemplated Transactions or have a material adverse effect on the expected benefits of the Contemplated Transactions to Buyer.
     12.06 Environmental Consents/Waivers/Amendments. Seller and Buyer, as applicable,shall have obtained the environmental consents, waivers and amendments set forth in Schedule 8.10.
     12.07 Retail Asset Purchase. The Retail Closing shall have occurred concurrently with the Closing of the Contemplated Transactions pursuant to this Agreement. For the avoidance of doubt,under no circumstances shall either Party be obligated to consummate the Contemplated Transaction sunless the transactions contemplated pursuant to the Retail Asset Purchase Agreement are concurrently consummated.
ARTICLE XIII
INDEMNIFICATION
     13.01 Buyer’s Indemnification of Seller. Except as otherwise provided herein and subject to the provisions of this ARTICLE XIII, from and after the Closing Date, Buyer shall indemnify, defend, save and hold harmless, Seller, its Affiliates, and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”), from and against any and all Losses to the extent caused by, arising from or incurred in connection with or relate to:
               (i) Buyer’s modification of any Intellectual Property, software or Licensed Technology Rights licensed to Buyer pursuant to this Agreement, which modification was not made under the direction or at the suggestion of Seller, and only to the extent that the claim would not have arisen but for such modification;
               (ii) Buyer’s breach of or failure to perform any covenant or agreement in this Agreement or the Related Agreements (excluding the HSE Agreement and the Commercial Agreements);
               (iii) Buyer’s breach of any representation or warranty in this Agreement or the Related Agreements (excluding the HSE Agreement and the Commercial Agreements);
Refinery Asset Purchase Agreement

provided, however, that Buyer shall not have any liability under this clause (iii) for any breach of a representation or warranty contained in this Agreement or the Related Agreements if Seller had Knowledge (without a duty of inquiry) of such breach at the time of Closing and failed to notify Buyer in writing of such breach;
               (iv) the Assumed Liabilities (other than any environmental matters related to Excluded Assets or Retained Liabilities, which are governed by the HSE Agreement) but excluding such Losses to the extent caused by, arising from or incurred in connection with or relate to the post-Closing acts or omissions of the Seller Indemnified Parties or their contractors, licensees and invitees; and
               (v) to the extent Buyer offers securities to the public in connection with the Contemplated Transactions, then any liability under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other federal or state “blue sky” or securities or other law or regulation, at common law or otherwise, including any untrue statement or alleged untrue statement of a material fact relating to or contained in any preliminary prospectus, registration statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated or necessary to make the statements therein not misleading, unless such information that was provided in writing by Seller was untrue, inaccurate and not expressly disclaimed, it being agreed that the foregoing indemnity shall not limit any rights under Section 13.02 that may apply in respect of the factual circumstance that gave rise to such liability.
     BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT SUCH INDEMNIFICATION MAY INCLUDE AN INDEMNIFICATION OF THE SELLER INDEMNIFIED PARTIES FOR AND AGAINST EACH OF THEIR OWN PRE-CLOSING NEGLIGENCE.
     13.02 Seller’s Indemnification of Buyer. Except as otherwise provided herein and subject to the provisions of this ARTICLE XIII. from and after the Closing Date, Seller shall indemnify, defend, save and hold harmless, Buyer, its Affiliates and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses to the extent caused by, arising from or incurred in connection with or relate to:
               (i) the Excluded Assets and the Retained Liabilities (other than any environmental matters related to Excluded Assets or Retained Liabilities, which are governed by the HSE Agreement) but excluding such Losses to the extent caused by, arising from or incurred in connection with or relate to the post-Closing acts or omissions of the Buyer Indemnified Parties or their contractors, licensees and invitees;
               (ii) Seller’s breach of or failure to perform any covenant or agreement in this Agreement or the Related Agreements (excluding the HSE Agreement and the Commercial Agreements);
               (iii) Seller’s breach of any representation or warranty in this Agreement or the Related Agreements (excluding the HSE Agreement and the Commercial Agreements); provided, however, that Seller shall not have any liability under this clause (iii) for any breach of a representation or warranty contained in this Agreement or the Related Agreements if
Refinery Asset Purchase Agreement

Buyer had Knowledge (without a duty of inquiry) of such breach at the time of Closing and failed to notify Seller in writing of such breach;
               (iv) any failure by Seller to comply with the provisions, if any, of state or local bulk sales laws; and
               (v) the Blend Plant Real Property and the Blend Plant Improvements (excluding HSE Claims) in the event the Subdivision Condition has not been satisfied as of the Closing Date but excluding such Losses to the extent caused by, arising from or incurred in connection with or relate to the post-Closing acts or omissions of the Buyer Indemnified Parties or their contractors, licensees and invitees.
     13.03 Environmental Indemnifications. Seller’s and Buyer’s environmental indemnifications are governed by the terms of the HSE Agreement.
     13.04 Exclusive Remedy. Any Claim or cause of action based on, arising out of or relating in any way to any of the Contemplated Transactions (including all Exhibits and Schedules or referenced herein or therein, but excluding for this purpose the HSE Agreement and the Commercial Agreements)must be brought by either Buyer or Seller in accordance with the provisions and limitations of this Agreement, whether such claim arises out of any contract, tort or otherwise but excluding in each case any Claim relating to fraud or intentional misrepresentation in the negotiation or execution of this Agreement. Except as otherwise provided in this Agreement and if the Closing occurs, each Party here by waives (on its behalf and on behalf of its other Indemnified Parties) to the fullest extent permitted under Applicable Laws, any and all rights, claims and causes of action they may have against one another relating to the subject matter of this Agreement or the Related Agreements (excluding the HSE Agreement and the Commercial Agreements) arising under or based on any Applicable Law, including such rights, claims and causes of action Buyer may have against Seller under breaches of statutory or implied warranties or otherwise, nuisance or other tort actions, and common law rights of contribution. Notwithstanding any provision to the contrary contained in this Agreement, the rights accorded Buyer and Seller under the HSE Agreement are their sole and exclusive remedies against each other or any of each other’s respective Affiliates with respect to the matters contained therein.
     13.05 Procedures Relating to Indemnification Between Buyer and Seller. Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification is provided under this Agreement, the Indemnified Party shall, as promptly as reasonably possible thereafter, provide written notice (a “Claim Notice”) to the Indemnifying Party setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses and the amount of Loss or Losses (or a good-faith estimate thereof if the actual amount is not known or not capable of reasonable calculation); provided, however, that failure to give such Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent that such Indemnifying Party shall have been actually and materially prejudiced as a result of such failure to provide a Claim Notice. Notwithstanding the foregoing:
(i) a Buyer Indemnified Party shall not be entitled to indemnity hereunder against Seller under Sections 13.02(ii) or 13.02(iii) unless and until (A) such Indemnified Party shall have provided Seller written notice of such claim; and (B) Seller shall have failed to cure such claim, if curable, within sixty (60) days after Seller’s receipt of a Claim Notice; and
(ii) a Seller Indemnified Party shall not be entitled to indemnity hereunder against Buyer under Sections 13.01(ii) or 13.01(iii) unless and until (A) such Indemnified Party
Refinery Asset Purchase Agreement

shall have provided Buyer written notice of such claim; and (B) Buyer shall have failed to cure such claim, if curable, within sixty (60) days after Buyer’s receipt of a Claim Notice.
     13.06 Procedures Relating to Indemnification for Third Party Claims.
                    (a) With respect to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against an Indemnified Party (a “Third Party Claim”), such Indemnified Party must provide a Claim Notice to the Indemnifying Party of the Third Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third Party Claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that the failure to provide a Claim Notice, or deliver copies of all notices and documents, in a reasonably timely manner shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.
                    (b) If a Third Party Claim is made against an Indemnified Party, the Indemnified Party shall permit the Indemnifying Party to participate in the defense thereof (it being understood that the Indemnified Party shall control such defense unless the Indemnifying Party assumes such defense as provided herein) and, if the Indemnifying Party so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party provided that such counsel is reasonably satisfactory to the Indemnified Party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Indemnifying Party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in Sections 13,08 and 13.09. Should the Indemnifying Party so elect to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof provided the Indemnifying Party does not seek to assert any limitation on its indemnification responsibility to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense subject to the agreement of the Indemnifying Party and the Indemnified Party to cooperate in the defense of such Third Party Claim as provided below. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof or assumes the defense but asserts any limitation on its obligation to indemnify or defend which reduces its indemnification actions. If the Indemnifying Party chooses to defend any Third Party Claim, the Parties shall reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any judgment with respect to such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, such consent of the Indemnified Party shall not be required in the event of the entry of such judgment or entering into a settlement with respect to such Third Party Claim does not include (i)
Refinery Asset Purchase Agreement

the admission of any liability or responsibility on behalf of the Indemnified Party, (ii) any financial obligation to be paid by the Indemnified Party or (iii) any sanction or restriction upon the conduct of any business of the Indemnified Party.
     13.07 Losses Net of Insurance. The amount of any and all Losses under this ARTICLE XIII and elsewhere under this Agreement (but excluding Losses related to the HSE Agreement) shall be determined net of any amounts that are recovered by an Indemnified Party under insurance policies with respect to such Losses. Each Party hereby waives, or will procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.
     13.08 Survival of Representations and Warranties. (i)All of the representations and warranties of Seller contained in this Agreement (other than Sections 4.01. 4.02. 4.05. 4.06. 4.09. 4.12and 4.14) shall survive the Closing for a period of two (2) years after the Closing Date; (ii) the representations and warranties of Seller in Sections 4.05 and 4.09 shall survive the Closing for a period off our (4) years after the Closing Date; (iii) the representations and warranties in Sections 4.12 and 4.14shall survive the Closing until the expiration of the statute of limitations applicable to the underlying matter giving rise to that claim; and (iv) the representations and warranties of Seller in Sections 4.01, 4.02 and 4.06 shall survive the Closing forever. The representations and warranties of Buyer contained in this Agreement shall survive the Closing for a period of two (2) years after the Closing Date; provided,however, the representations and warranties of Buyer in Sections 5.01 and 5.02 shall survive the Closing forever. The expiration of representations and warranties of any Party shall not limit or impair such Party’s covenants contained in this Agreement, which shall survive the Closing in accordance with their respective terms. A claim shall be deemed to have been properly brought only upon delivery of a proper Claim Notice to the other Party within the applicable time periods provided above at the notice address set forth in Section 17.01. For the avoidance of doubt, the initial date of delivery of a Claim Notice, and not the expiration of any cure period, shall be deemed to be the date a claim is made. Any claim required to be made within an applicable time period provided above that is not so timely made shall be forever barred.
     13.09 Limitations on Indemnification.
          (a) With respect of any claim by a Party for indemnity under this Agreement or the Related Agreements (excluding the HSE Agreement and the Commercial Agreements) that does not involve a Third Party Claim, no Party shall seek, and an arbitrator appointed under ARTICLE XVI may not award, any indirect, special, punitive, exemplary or consequential damages or Losses. Nothing in thisSection 13.09(a) shall limit in any way a Party’s indemnification obligations with respect to a Third Party Claim or a Claim under the HSE Agreement or the Commercial Agreements.
          (b) Notwithstanding any provision to the contrary contained in this Agreement,the following limitations shall apply with regard to Seller’s obligations to indemnify the Buyer Indemnified Parties pursuant to Section 13.02(iii):
               (i) Seller’s liability to indemnify pursuant to Section 13.02(iii) for any breach by Seller of any of its representations or warranties herein shall never exceed, in the aggregate, an amount equal to Seventy-Fifty Million Dollars ($75,000,000); provided, however, such limit amount shall be reduced to the extent of Losses paid by Seller pursuant to Sections 3.02(a) or 3.02(c) of the HSE Agreement. The limitations on Seller’s indemnification obligations set forth in the preceding sentence shall not apply to Losses resulting from (y) any breach or default by Seller of Sections 4.01. 4.02. 4.05. 4.06 and 4.12 or (z) fraud or willful misconduct by Seller in the negotiation or execution of this Agreement; provided, however, that Seller’s liability for breaches or defaults of Sections 4.01, 4.02. 4.05.
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4.06 or 4.12 shall never exceed, when added to all other Losses paid by Seller pursuant to the HSE Agreement (but excluding Losses paid by Seller pursuant to Section 3.02(d) of the HSE Agreement), in the aggregate, an amount equal to the Closing Date Payment.
               (ii) Seller will not have any liability for any Losses for any breach by Seller of any of its representations or warranties herein unless and until the aggregate Losses for which Buyer is entitled to recover under this Agreement and under the HSE Agreement for any breach by Seller of any of its representations or warranties contained herein and therein, exceeds in the aggregate an amount equal to One Million Dollars ($1,000,000) (the “Seller Threshold Amount”). The Seller Threshold Amount shall not apply to Losses resulting from fraud or willful misconduct by Seller in the negotiation or execution of this Agreement. Once the applicable Losses exceed the Seller Threshold Amount, Buyer will be entitled to recover all such Losses to which it is entitled in excess of the Seller Threshold Amount. Notwithstanding the preceding sentences to the contrary, the limitations on Seller’s indemnification obligations set forth in this subparagraph (ii) shall not apply to Losses resulting from any breach by Seller of any of its representations or warranties set forth in Sections 4.01. 4.02. 4.05. 4.06 and 4.12.
     13.10 Mitigation. The indemnification obligations of an Indemnifying Party shall be appropriately reduced to the extent an Indemnified Party does not use reasonable steps and use commercially reasonable efforts to mitigate any and all Losses, it being understood and agreed that to the extent any Indemnified Party undertakes such mitigation efforts, the costs of such efforts may be included in the calculation of indemnifiable Losses hereunder.
     13.11 Subrogation. In the event that an Indemnified Party has a right of recovery against any third party non-insurers with respect to any Losses in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Losses; and (ii) such Indemnified Party shall execute all papers reasonably required and take all commercially reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights.
ARTICLE XIV
TAXES
     14.01 Transfer Taxes. Except as provided in this ARTICLE XIV, Buyer and Seller shall each be liable for and pay one-half of all sales, use, transfer or similar Taxes that arise as a result of the transfer of the Purchased Assets. By way of example, but not exclusion, Buyer and Seller shall each pay one-half of real estate transfer Taxes, sales Taxes, business occupation Taxes, applicable motor fuel Taxes, applicable environmental Taxes on all petroleum products transferred, and any other Taxes assessed or imposed in each case on the transfer or sale of the Purchased Assets and all costs to record any deeds. To the extent such Taxes are paid by Seller, Buyer shall reimburse Seller within thirty (30) days after invoice from Seller for any such Taxes. Buyer shall file, or cause to be filed, all required reports and returns incident to all ad valorem Taxes, real property Taxes, personal property Taxes and similar obligations, which reports and returns are due after the Closing Date and shall pay or cause to be paid to the taxing authorities all such Taxes reflected on such reports or returns even if same are for periods prior to the Closing Date and Seller shall reimburse Buyer within thirty (30) days after invoice for any such Taxes and similar obligations that are attributable to any period prior to the Closing Date.
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Notwithstanding the preceding to the contrary, Buyer shall pay all Taxes for the transfer of any Permits including HSE Permits (but excluding transfer Taxes, if any, payable by Seller pursuant to Section 8.12).
     14.02 Real Property Taxes. General and special real estate and other ad valorem Taxes and assessments and other state or local Taxes, fees, charges and assessments in respect of real property on the basis of the fiscal year in which the Closing occurs shall be prorated between Buyer and Seller as of the Closing Dale. If the Closing Date shall occur before the tax rate or assessment is fixed for such fiscal year, the apportionment of such Taxes and payments at the Closing shall be based upon the most recently ascertainable Tax bills; provided, that Buyer and Seller shall recalculate and re-prorate said Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Tax bills received for the fiscal year in which the Closing occurs and the amount of any payments in lieu of Tax made with respect to any such fiscal year.
     14.03 Personal Property Taxes. Personal property Taxes, if any, on the basis of the fiscal year in which the Closing occurs shall be prorated between Buyer and Seller as of the Closing Date. If the Closing Date shall occur before the tax rate or assessment is fixed for such fiscal year, the apportionment of such Taxes at the Closing shall be based upon a reasonable estimate agreed upon by Buyer and Seller;provided, that Buyer and Seller shall recalculate and re-prorate said Taxes and make the necessary cash adjustments promptly upon the issuance of, and on the basis of, the actual Tax bills received for such fiscal year.
     14.04 Tax Allocation. Seller and Buyer shall negotiate in good faith prior to the Closing to agree upon an allocation of the Closing Date Payment (the “Tax Allocation”) in the form of Schedule 14.04. In the event the Parties are unable to finalize the Tax Allocation prior to the Closing then the Parties shall attempt to finalize the Tax Allocation within sixty (60) days after the Closing Date,provided, however, the Parties shall not be obligated to reach Agreement. If Agreement is reached, the Parties shall treat and report (and, if necessary, to cause each of their respective Affiliates to so treat and report) the sale and purchase of the Purchased Assets for all federal, state and local Tax purposes in a manner consistent with the Tax Allocation and shall not take any position on their respective Tax Returns that is inconsistent with the Tax Allocation. Without limiting the generality of the preceding sentence, the Tax Allocation will be reflected in Form 8594 that will be filed by Seller and Buyer in accordance with Section 1060 of the Code and in any other filings under the Code. The Parties recognize that the Tax Allocation does not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately.
     14.05 Tax Election. Either Party may elect to structure the conveyance, transfer or assignment of all or an applicable portion of the Purchased Assets as a tax-free exchange pursuant to Section 1031 of the Code (a “1031 Exchange”), provided that (i) such Party gives notice of such election to the other Party at least fifteen (15) days prior to the Closing Date, (ii) provided that Buyer shall not be required to take title to any other property and (iii) such structure does not have any adverse effect on the on the other Party. If such an exchange is elected by such Party (the “Electing Party”), the Parties will use commercially reasonable efforts to execute all necessary 1031 Exchange documents (provided, that any costs and expenses incurred shall be borne by the Electing Party), that shall be in a form mutually acceptable to the Parties. The Electing Party will indemnify (subject to ARTICLE XIII) the other Party and its Affiliates, employees and agents against Losses that may be sustained by them on account of or in connection with such election to structure the transaction as a 1031 Exchange.
     14.06 Tax Assistance. After the Closing Date, each Party shall provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes
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or in connection with any litigation and proceedings or liabilities related to the Purchased Assets, including making available employees for interviews, litigation preparation and testimony. The requesting Party shall reimburse the assisting Party for the out-of-pocket costs incurred by the assisting Party.
     14.07 Operating Taxes. Except as provided in this ARTICLE XIV, Buyer shall be liable for and pay all Taxes that arise as result of the sale, rental, lease, storage, use, consumption or operation of the Purchased Assets by Buyer after the Effective Time.
     14.08 Childhood Lead Poisoning Prevention Fees. Seller shall retain and agree to pay,perform and discharge when due, payments of California Childhood Lead Poisoning Prevention Fees to the extent assessed and issued to Seller. Buyer shall assume and agree to pay, perform and discharge when due, payments of California Childhood Lead Poisoning Prevention Fees to the extent assessed and issued to Buyer.
ARTICLE XV
TERMINATION RIGHTS
     15.01 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:
          (i) by mutual written consent of Buyer and Seller;
          (ii) by Buyer in the event the Closing shall not have occurred on or before June 1, 2007 or such later date as the Parties agree in writing (the “Termination Date”) (including due to non satisfaction or fulfillment of the conditions set forth in ARTICLE XI) (but provided that such failure to close is not due (A) primarily to Buyer breaching any representation, warranty or covenant of Buyer contained in this Agreement or (B) to the failure to satisfy Section 11.05 as of June 1, 2007);
          (iii) by Seller in the event the Closing shall not have occurred on or before the Termination Date (including due to non satisfaction or fulfillment of the conditions set forth in ARTICLE XI) (but provided that such failure to close is not due (A) primarily to Seller breaching any representation, warranty or covenant contained in this Agreement or (B) to the failure to satisfy Section 12.05 as of June 1, 2007);
          (iv) by either Party pursuant to the provisions of Section 6.03;
          (v) by Seller or Buyer pursuant to the provisions of Section 8.07;
          (vi) by Buyer pursuant to the provisions of Section 11.06;
          (vii) by either Party if such terminating Party terminates the Retail Asset Purchase Agreement pursuant to an express right to do so by the terminating Party pursuant to the provisions of the Retail Asset Purchase Agreement.
     15.02 Extended Termination Date. If all conditions to Closing set forth in ARTICLE XI and ARTICLE XII are satisfied other than the conditions set forth in Sections 11.05 and 12.05, then the Termination Date shall be extended to such date as the Parties mutually agree, but in the event the Parties do not mutually agree, then the Termination Date shall be extended to July 1, 2007 and after July 1, 2007 either Party may terminate this Agreement by giving written notice in the event the Closing conditions set
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forth in this Agreement, including under Sections 11.05 and 12.05 have not been satisfied by such extended Termination Date.
     15.03 Notice of Termination. In the event of termination by Buyer or Seller pursuant toSection 15.01, written notice thereof shall forthwith be given to the other Party and the Contemplated Transactions shall be terminated, without further action by any Party. If the Contemplated Transactions are terminated as provided herein:
(i) Buyer shall return to Seller all documents and copies and other materials received from, or on behalf of, Seller relating to the Contemplated Transactions, whether so obtained before or after the execution hereof; and
(ii) all confidential information received by Buyer with respect to the Purchased Assets and the Assumed Liabilities shall be treated in accordance with the terms and conditions of the Section 17.14, which shall remain in full force and effect notwithstanding the termination of this Agreement.
     15.04 Effect of Termination. If this Agreement is terminated and the Contemplated Transactions are abandoned as described in this ARTICLE XV. this Agreement shall have no further force and effect, except for the provisions of:
               (i) Sections 4.05 and 5.06 relating to finder’s fees and broker’s fees;
               (ii) Section 7.01 relating to the obligation of Buyer to keep confidential certain information and data obtained by it;
               (iii) Section 7.02 relating to indemnification in connection with the matters contemplated thereby;
               (iv) this ARTICLE XV;
               (v) ARTICLE XVI related to mediation and arbitration;
               (vi) Section 17.02 relating to governing law, etc.;
               (vii) Section 17.03 relating to publicity;
               (viii) Section 17.07 relating to certain expenses; and
               (ix) Section 17.14 related to confidentiality.
Nothing in this ARTICLE XV shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement.
     15.05 Specific Performance. In the event of the default or breach of this Agreement (i) by Seller that results in the failure to consummate the sale of the Purchased Assets to Buyer or (ii) by Buyer that results in the failure to consummate the re-conveyance of the Blend Plant Real Property to Seller,then Buyer or Seller, as applicable, shall be entitled to seek specific performance of such transactions as provided for herein in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in ARTICLE XVI and Section 17.02). in addition to any other remedy to which a Party may be entitled, at law or in equity.
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Notwithstanding the preceding to the contrary, the remedy of specific performance shall only be available to any Party if the transactions contemplated by both this Agreement and the Retail Asset Purchase Agreement are consummated concurrently in connection with specific performance relief.
     15.06 Cross Default. Notwithstanding any provision to the contrary contained in this Agreement, in the event a Party (the “Defaulting Party”):
          (i) breaches its obligation to consummate the Retail Closing without a contractual right to refuse to consummate such transaction, then such breach shall also constitute a breach of this Agreement by the Defaulting Party for which damages may be asserted against the Defaulting Party or for which specific performance pursuant to Section 15.05 may be sought in each case for the Defaulting Party’s failure to close the Contemplated Transactions; or
          (ii) breaches its representations, warranties or covenants contained in the Retail Asset Purchase Agreement to the extent that permits the nonbreaching Party (pursuant to the terms of the Retail Asset Purchase Agreement) to not consummate the Retail Closing and which results in the failure of the Retail Closing to occur, then such breach shall also constitute a breach of this Agreement by the Defaulting Party for which damages may be asserted against the Defaulting Party for the failure of the closing of the Contemplated Transactions.
ARTICLE XVI
MEDIATION/ARBITRATION
     16.1 Dispute Resolution. Any Claim arising out of or relating to this Agreement, the Related Agreements (excluding the Commercial Agreements which shall be governed by the terms thereof), or the performance, breach, validity, interpretation, application, or termination thereof (a“Dispute”) whether based on contract, tort, statute or other legal or equitable theory (including any Claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) shall be settled by mediation and consultations between the Parties initiated upon the written notice (the “Mediation Notice”) of any Party. In the event of failure of such mediation and consultations to settle such Claim in a manner acceptable to all Parties within thirty (30)days following the Mediation Notice, then any such Claim shall be finally resolved by arbitration initiated upon the written notice (the “Arbitration Notice”) of any Party. The arbitration shall be conducted in accordance with this Agreement and the then current American Arbitration Association Commercial Arbitration Rules including Procedures for Large, Complex Commercial Disputes and Optional Rules for Emergency Measures of Protection (collectively, the “AAA Rules”), and judgment on the award may been tered in any court having jurisdiction thereof.
     16.2 Seat of the Arbitration and Governing Law.
          (a) The seat of the arbitration shall be Houston, Texas or such other major city as mutually agreeable to the Parties.
          (b) Upon agreement of the Parties and the arbitrators, pre-hearing conferences and evidentiary hearings may be held in other locations, however the seat of the arbitration will be deemed to remain unchanged and any awards or orders will be deemed to have been made at the seat of the arbitration.
Refinery Asset Purchase Agreement

          (c) The arbitrator(s) shall decide the issues submitted as arbitrators at law only and the Panel shall base its award, and any interim awards, upon the terms of this Agreement and the substantive laws of the State of Texas, excluding the conflicts provisions of such law. The Panel is not empowered to and shall not act as amiable compositers or ex aequo el bono.
     16.03 Selection and Appointment of Arbitrator(s).
          (a) In the event that any Party’s claim or counterclaim equals or exceeds,directly or indirectly, one million dollars ($l,000,000)(including a Claim for injunctive relief, declaratory relief or other relief that is reasonably expected to have an economic impact on any Party in excess of $1,000,000), exclusive of interest or attorneys’ fees, the Dispute shall be heard and determined by three(3) arbitrators; otherwise, the Dispute shall be heard and determined by one (1) arbitrator. Any and all arbitrators appointed hereunder shall be independent and impartial.
          (b) In the event that one (1) arbitrator shall hear the Dispute, the Parties shall attempt to agree upon a qualified individual to serve as arbitrator. If the Parties are unable to so agree within thirty (30) days of the Arbitration Notice, then the Dispute shall be heard and determined by (3)arbitrators selected and appointed in accordance with the procedure set out in Section 16.03(c). The arbitrator selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute.
          (c) In the event that three (3) arbitrators shall hear the Dispute, the Parties shall, within twenty (20) days after the Arbitration Notice (or after expiration of the initial thirty (30) days if three (3) arbitrators are being appointed pursuant to Section 16.03(b)), each select one person to act as arbitrator. The two arbitrators so selected shall, within twenty (20) days of their appointment, select a third arbitrator who shall serve as the chairperson of the Arbitral Panel. The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute.
          (d) If there are multiple claimants or multiple respondents in any arbitration having three arbitrators, and such claimants or respondents are unable to agree among themselves on the selection and appointment of an arbitrator within twenty (20) days after the Arbitration Notice, then that arbitrator shall be selected and appointed in accordance with the procedure set out in Section 16.03(e) of this Agreement.
          (e) If a Party fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator within twenty (20) days of their appointment, then that arbitrator shall be selected and appointed pursuant to the selection procedure set forth in the AAA Rules; provided, however, that such selection and appointment shall be conducted on an expedited basis and shall be completed within twenty (20) days from failure to appoint or to agree within the periods stated above.
          (f) Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the Panel. The vacancy shall be filled by the method by which that arbitrator was originally appointed.
          (g) The arbitrator(s) shall be bound by and shall follow the then current ABA/AAA Code of Ethics for Arbitrators in Commercial Disputes.
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     16.04 Pre-Hearing Procedure and Disposition.
          (a) At the request of a Party, the Panel may take such interim measures and make such interim orders as it deems necessary, including measures for the preservation of assets, the conservation of goods, or the sale of perishable goods. The Panel may require appropriate security as a condition of ordering such measures.
          (b) At any time after the Panel is constituted and upon motion of any Party, the Panel may hear and determine any preliminary issue of law asserted by a Party to be dispositive, in whole or in part, of any claim or defense, pursuant to such procedures as the Panel deems appropriate.
          (c) At any time after the Panel is constituted and upon motion of any Party, the Panel may summarily determine and dismiss, in whole or in part, any claim or issue in dispute (i) if the Party asserting it has failed to state a claim as a matter of law, or (ii) if the pleadings and evidence show that no genuine issue of material fact exists with respect to any element of the claim or defense and that the moving Party is entitled to disposition of the claim or defense as a matter of law.
          (d) If the Panel deems it appropriate, keeping in mind the expedited nature of arbitration proceedings, the arbitral proceedings may be bifurcated according to claims or issues, and claims or issues may be heard and determined separately as may be appropriate.
16.05 Discovery.
          (a) The Parties shall promptly exchange copies of all exhibits and witness lists,and, if requested by a Party, to produce other relevant documents, to answer up to ten (10) interrogatories(including subparts), to respond to up to ten (10) requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed. Any additional discovery shall only occur by agreement of the Parties or as ordered by the Panel upon a finding of good cause.
          (b) The Panel shall take into account applicable principles of legal privilege and related protections, such as those involving the confidentiality of communications between a lawyer and a client and the work product of a lawyer, and no Party or witness may be required to waive any privilege recognized at law. The Panel shall issue orders as reasonably necessary to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed.
     16.06 Awards and Relief.
          (a) All awards shall be in writing, shall state the reasoning upon which the award rests and shall be final and binding on the Parties. Any award shall be made and signed by at least a majority of the arbitrators.
          (b) The Parties hereby waive any claim to exemplary, punitive, or similar damages in excess of compensatory damages, attorneys’ fees, costs, and expenses of arbitration, and the Panel is not empowered to and shall not award exemplary, punitive, or similar damages in excess of compensatory damages and attorneys’ fees, costs, and expenses of arbitration.
          (c) The Panel is expressly empowered to grant any remedy or relief not expressly prohibited herein available under the applicable law, including specific performance of this Agreement to the extent allowed by law, declaration of the validity, meaning, and effect of this Agreement and the rights or duties of the Parties hereunder, and, to the extent allowed by law, prohibiting
Refinery Asset Purchase Agreement

or mandating actions by a Party with respect to the performance of this Agreement or matters arising out of or in connection therewith.
          (d) In its award, the Panel may apportion the costs of arbitration between or among the Parties in such manner as it deems reasonable, taking into account the circumstances of the case, the conduct of the Parties during the proceedings, and the result of the arbitration, including requiring one Party to bear all or the majority of such costs.
          (e) In the event that any Party fails or refuses to participate in arbitration as provided herein, the Panel is authorized to determine whether the failure to participate in the arbitration was due to the bad faith of a Party, and if so may award to the other Party or Parties all costs associated with the arbitration, including attorneys’ fees and costs, arbitrator’s fees, and administrative fees.
          (f) Unless otherwise ordered by the Panel as part of its award, each Party shall bear its own costs and expenses and the costs of arbitration, and the fees and expenses of the arbitrators and of any expert or other assistance engaged by the Panel shall be borne by the Parties to the arbitration in equal shares.
     16.07 Effect of Failure to Participate or to Pay Advances of Costs and Fees.
          (a) The failure or refusal of any Party, having been given due notice thereof, to participate at any stage of the dispute resolution proceedings shall not prevent the proceedings from continuing, nor shall such failure or refusal impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.
          (b) If any Party fails to timely pay an advance on fees and costs ordered by the Panel or the AAA within twenty (20) days after the date set for such deposit, that Party shall be deemed to be in default. The Panel or the AAA shall then determine whether the funds on deposit are sufficient to satisfy the anticipated estimated expenses for the proceeding to continue on an expedited basis without the participation of the defaulting Party. If so, the proceeding will continue without the participation of the defaulting Party, and the Panel may enter an award on default. Prior to entering an award on default,the Panel shall require the non-defaulting Party to produce such evidence and legal argument in support of its contentions as the Panel may deem appropriate. The Panel may receive such evidence and argument without the defaulting Party’s presence or participation. If the funds on deposit are deemed insufficient to satisfy the estimated costs of continuing as provided herein, the non-defaulting Party may make all or part of the requested deposit in an amount sufficient to allow the proceeding to continue without the participation of the defaulting Party. If the non-defaulting Party chooses not to make the requested deposit, the Panel may suspend or terminate the proceedings.
     16.08 Adherence to Time Limits.
          (a) In accepting appointment, the arbitrator(s) shall commit that their schedules permit them to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Dispute within the time periods set by this Agreement and by the AAA Rules.
          (b) Any time limits set out in this dispute resolution agreement or in the AAA Rules may be modified upon written agreement of the Parties and the Panel or by order of the Panel.
          (c) Any failure of the Panel to satisfy such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or
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voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.
     16.09 Interim Measures from the Courts in Aid of Arbitration.
          (a) At any time after submission of a written notice of arbitration, any Party may request a court of competent jurisdiction to grant interim measures of protection: (a) to preserve the status quo pending resolution of the Dispute; (b) to prevent the destruction of documents and other information or things related to the Dispute; (c) to prevent the transfer, dissipation, or hiding of assets; and/or (d) to aid the arbitral proceedings and the award. A request for such interim measures to a judicial authority shall not be deemed incompatible with or a waiver of a Party’s right to arbitrate a Dispute.
          (b) The Parties agree that a court at the seat of the arbitration at the request of a Party, or the Panel with the consent of all Parties, may consolidate two or more arbitral proceedings among the Parties if there exist common questions of law or fact.
     16.10 Consent to Jurisdiction. The Parties hereby consent to the jurisdiction of the state and federal courts of Harris County, Texas for the enforcement of any award rendered by the Panel.
     16.11 Confidentiality. Unless the Parties agree otherwise, the Parties, the arbitrator(s), and the AAA shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the decisions of the Panel, as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings, such as a judicial challenge to, or enforcement of, the arbitral award, and unless otherwise required by law to protect a legal right of a Party.
     16.12 Survival. The terms of this ARTICLE XVI shall survive the termination or expiration of this Agreement.
ARTICLE XVII
MISCELLANEOUS
     17.01 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed or faxed, or if mailed, five (5) days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows:
If to Buyer:
Tesoro Refining and Marketing Company
300 Concord Plaza Drive
San Antonio, Texas 78216
Attn: Chief Operating Officer Fax: (210) 283-2051
With a copy (which shall not constitute notice) to:
Tesoro Refining and Marketing Company
300 Concord Plaza Drive
San Antonio, Texas 78216
Refinery Asset Purchase Agreement

Attn: General Counsel
Fax: (210) 745-4494
If to Seller:
Shell Oil Products
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attn: Vice President — Portfolio Americas
Fax: (713) 241-9800
With a copy (which shall not constitute notice) to:
Shell Oil Products
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attn: General Counsel Fax: (713) 241-1444
     Any Party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner above.
     17.02 Governing Law; Submission to Jurisdiction. This Agreement and the Related Agreements (unless expressly provided otherwise therein) and the obligations of the Parties hereunder and thereunder shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the State of Texas, without regard to rules on choice of law.
     Subject to and without limiting the provisions of ARTICLE XVI, any action to enforce the terms hereof or the Related Agreements (unless expressly provided otherwise therein) may be properly venued in, and shall be brought in, the federal or state courts located in Houston, Texas. Each Party agrees that it shall irrevocably submit to the jurisdiction of such courts for purposes of actions to enforce the terms of this Agreement and the Related Agreements (unless expressly provided otherwise therein) and to service of process by certified mail, delivered to the applicable Party at the address indicated herein. Each Party hereby irrevocably waives (on it own behalf and on behalf of its other Indemnified Parties), to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile. In addition, each Party hereby irrevocably waives (on it own behalf and on behalf of its other Indemnified Parties), to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this Agreement or the Related Agreements (unless expressly provided otherwise therein).
     17.03 Publicity. Buyer and Seller agree that, from the date hereof through and including the Closing Date, no public release or announcement concerning the Contemplated Transactions shall be issued or made by any Party without the prior consent of each other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Applicable Law, prior contractual obligations or the rules or regulations of any securities exchange,whether in the United States or elsewhere, (or upon advice of counsel such release or announcement is appropriate or desirable under or in light of such contractual obligations, laws and regulations), in which case the Party making the release or announcement shall allow each other Party reasonable time to
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comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either Buyer or Seller, at the time of the signing of this Agreement. Buyer and Seller agree to keep the terms of this Agreement confidential, except to the extent required by Applicable Law or prior contractual obligation or for financial reporting purposes and except that the Parties may disclose such terms to their respective Affiliates, counsel, auditors, accountants, agents, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).
     17.04 Entire Agreement. This Agreement, the Schedules and Exhibits and the agreements referred to herein or executed simultaneously herewith, set forth the entire agreement and under standing of the Parties in respect to the Contemplated Transactions and supersede all prior agreements,arrangements and undertakings, whether written or oral, relating to the subject matter hereof (including the Confidentiality Agreement which shall not continue in effect). Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the Party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the Parties in writing.
     17.05 Assignment. This Agreement and the Related Agreements (excluding the Commercial Agreements which shall be governed as provided therein) and, except as otherwise provided in ARTICLE IX with respect to the Intellectual Property, any rights and obligations hereunder or thereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other Party (provided that Seller’s prior written consent shall not be required in the event Buyer transfers its entire rights and obligations hereunder to its parent company or a wholly owned Subsidiary of Buyer, as long as Buyer first fully guarantees such parent company’s or Subsidiary’s performance of all of Buyer’s obligations under this Agreement and under all of the agreements that are exhibits hereto) and any purported assignment without such consent shall be void and without effect. Without limiting the generality of the preceding, the indemnification Obligations of Seller and Buyer pursuant to this Agreement and the Related Agreements (excluding the Commercial Agreements) shall not be transferable or assignable in whole or in part without such Party’s prior written consent and any purported or attempted transfer or assignment by an Indemnified Party shall be null and void without the prior written consent of the Indemnifying Party. Notwithstanding the foregoing, Seller may assign or transfer any or all of its rights hereunder to any qualified intermediary to complete a 1031 Exchange as contemplated in this Agreement.
     17.06 Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or, in the case of a waiver, by or on be half of the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant representation or warranty.
     17.07 Expenses. Whether or not the Contemplated Transactions are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection
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with this Agreement and the Contemplated Transactions, including legal, due diligence, accounting and investment banking fees and expenses, shall be paid by the Party incurring such costs or expenses.
     17.08 Schedules. Matters listed once on the Schedules shall be deemed disclosed with reference to all sections of the Schedules (including any disclosures made in amendments made pursuant to Section 6.03) to the extent the applicability of such information is readily apparent. The inclusion of information in the Schedules shall not be construed as an admission that such information is material to the Purchased Assets, the Assumed Liabilities or Seller. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
     17.09 Representation By Counsel. Buyer and Seller acknowledge that each of them has been represented by counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.
     17.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid,illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
     17.11 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the purchase and sale of the Purchased Assets. Seller shall indemnify, defend and hold Buyer harmless (subject to ARTICLE XIIJ) from any Losses Buyer may incur due to failure to so comply in accordance with Section 13.02(iv).
     17.12 No Third Party Beneficiaries. Except as provided with respect to indemnification for Indemnified Parties as set forth in ARTICLE XIII and elsewhere in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective permitted successors and assigns.
     17.13 Binding Effect. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
     17.14 Confidentiality.
          (a) Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates) acknowledges that the information and material, in whatever form, including this Agreement and the Related Agreements (collectively, the “Confidential Information”) disclosed or made available to it by, and relating to, the other (and its Affiliates) prior to the Effective Time is confidential. Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates) further agrees that it shall use commercially reasonable efforts not to make or permit disclosure of the Confidential Information to any Person, other than their Affiliates and their respective stockholders, members or owners, officers, employees, advisers and representatives to whom such disclosure is necessary or convenient for the completion of the Contemplated Transactions, and except in an arbitration proceeding as described in ARTICLE XVI or as may be required by Applicable Law or a court of competent jurisdiction. Each of Seller and Buyer (and their respective Affiliates) shall appropriately notify each officer, employee, adviser and representative to whom any such disclosure is made, that such disclosure is
Refinery Asset Purchase Agreement

made in confidence and shall be kept in confidence and not to be used in any capacity except for the operations of the Refinery by Buyer.
          (b) Each of Seller and Buyer (and their respective Affiliates) agrees to use diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Confidential Information.
          (c) Each of the Parties (on behalf of themselves and each of their respective Affiliate) agrees to notify the other Party promptly, in the event that it becomes aware of the unauthorized possession or use of the Confidential Information (or any part thereof) by any third Person, including any of its officers, employees, advisers or representatives. Each of Seller and Buyer (and their respective Affiliates) agrees to cooperate with the other in connection with the other’s efforts to terminate or prevent such unauthorized possession or use of its Confidential Information. Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliate) shall pay the other’s reasonable out-of-pocket expenses in so cooperating in protecting its Confidential Information, unless the unauthorized possession or use of the Confidential Information resulted from the willful misconduct or gross negligence of the Party otherwise entitled to reimbursement of its expenses.
          (d) Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliate) acknowledges that the other will suffer injury for which the other will not have an adequate remedy at law, in the event of a breach of the provisions of this Section 17.14, and that the other shall be entitled to injunctive relief as is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided, that, in no event (including a willful breach of this Agreement by Seller or Buyer, respectively) shall Seller or Buyer (or their respective Affiliates) be prevented from exercising all of the rights granted to it hereunder.
          (e) Notwithstanding any provision to the contrary contained in this Agreement,the obligations of each of Seller and Buyer (and their respective Affiliates) to maintain the confidentiality of the Confidential Information (each in such capacity a “Receiving Party”) shall not apply to any portion of the Confidential Information that:
          (i) is or becomes generally available to the public through no fault of the Receiving Party, including information in the public domain;
          (ii) the Receiving Party receives from a third party without any requirement to keep such information secret;
          (iii) the Receiving Party can prove was in its possession without any obligation of secrecy at the time of its disclosure; or
          (iv) the Receiving Party develops independently of and without reference to or use of the Confidential Information.
          (f) Seller acknowledges and agrees that, as of the Effective Time, nothing herein shall restrict the use by Buyer and its Affiliates of the Refinery Records, the same becoming property of Buyer as a consequence of the Closing. Except for Refinery Records, Buyer shall not use the Confidential Information prior to the Closing for any other purpose other than the evaluation of the Contemplated Transactions.
Refinery Asset Purchase Agreement

          (g) In the event of any inconsistency between the provisions of this Section 17.14 and the confidentiality provisions of any Related Agreement, the provisions of the Related Agreement shall control with respect to any matters addressed by such Related Agreement.
          (h) At the request of Seller, Buyer shall within twenty (20) days after receiving such request return to Seller all written Confidential Information which is not a Refinery Record, including all photocopies of the same.
          (i) The provisions of this Section 17.14 shall remain in force for a period of five (5) years from the later of the date hereof or the Closing Date. The terms of this Section 17.14 shall survive the termination or expiration of this Agreement.
          (j) To the extent the Confidentiality Agreement conflicts with the terms of this Agreement, the Confidentiality Agreement is hereby modified so that it is consistent with this Agreement. The Confidentiality Agreement shall terminate and be of no further force or effect as of the date hereof.
          (k) If the Closing occurs, Seller agrees to treat information it possesses concerning the historical operation of the Refinery as Confidential Information.
          (1) Seller and Buyer do not intend for any obligations of confidentiality contained herein to limit disclosure of the transaction in any way that would cause it to be treated as a “confidential transaction” under Treasury Regulation 1.601 l-4(b)(3).
     17.15 Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by means of faxed signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.
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Refinery Asset Purchase Agreement

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	EQUILON ENTERPRISES LLC
d/b/a Shell Oil Products US, a Delaware limited
liability company

	By:	/s/ David A. Sexton David A. Sexton
President

BUYER:	TESORO REFINING AND MARKETING
COMPANY, a Delaware corporation

By:
/s/ Bruce A. Smith Bruce A. Smith
Chairman of the Board of Directors and
President
Refinery Asset Purchase Agreement